EXHIBIT 10.28(e)

Execution Version

CREDIT AGREEMENT

dated as of January 11, 2019

among

CASEY’S GENERAL STORES, INC.,
as Borrower,

The Lenders Party Hereto,
and

ROYAL BANK OF CANADA,
as Administrative Agent,
___________________________

RBC CAPITAL MARKETS
as Lead Arranger and Bookrunner

Page
ARTICLE I

Definitions

SECTION 1.01.    Defined Terms    1
SECTION 1.02.    Classification of Loans and Borrowings    27
SECTION 1.03.    Terms Generally    27
SECTION 1.04.    Accounting Terms; GAAP    28
SECTION 1.05.    Payments on Business Days    29
SECTION 1.06.    Times of Day    29
SECTION 1.07.    Division    29

ARTICLE II

The Credits

SECTION 2.01.    Commitments.    29
SECTION 2.02.    Loans and Borrowings    29
SECTION 2.03.    Requests for Borrowings    30
SECTION 2.04.    Swingline Loans    30
SECTION 2.05.    Letters of Credit.    32
SECTION 2.06.    Funding of Borrowings    36
SECTION 2.07.    Interest Elections    37
SECTION 2.08.    Termination and Reduction of Commitments    38
SECTION 2.09.    Repayment of Loans; Evidence of Debt    39
SECTION 2.10.    Prepayment of Loans    39
SECTION 2.11.    Fees    40
SECTION 2.12.    Interest    41
SECTION 2.13.    Alternate Rate of Interest    42
SECTION 2.14.    Increased Costs.    43
SECTION 2.15.    Break Funding Payments    44
SECTION 2.16.    Taxes.    44
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    48
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders    49
SECTION 2.19.    Expansion Option    50
SECTION 2.20.    Extended Revolving Commitments    52
SECTION 2.21.    Judgment Currency    52
SECTION 2.22.    Defaulting Lenders    53

ARTICLE III

Representations and Warranties

SECTION 3.01.    Organization; Powers; Subsidiaries    55
SECTION 3.02.    Authorization; Enforceability    55
SECTION 3.03.    Governmental Approvals; No Conflicts    56
SECTION 3.04.    Financial Statements; Financial Condition; No Material Adverse Change    56

-i-

Page

SECTION 3.05.    Properties    56
SECTION 3.06.    Litigation and Environmental Matters    56
SECTION 3.07.    Compliance with Laws    57
SECTION 3.08.    Investment Company Status    57
SECTION 3.09.    Taxes    57
SECTION 3.10.    Solvency    57
SECTION 3.11.    Labor Matters    57
SECTION 3.12.    Disclosure    58
SECTION 3.13.    Anti-Corruption Laws; Sanctions    58
SECTION 3.14.    Federal Reserve Regulations    58
SECTION 3.15.    Security Interests    58
ARTICLE IV

Conditions
SECTION 4.01.    Closing Date    58
SECTION 4.02.    Each Credit Event    59
ARTICLE V

Affirmative Covenants
SECTION 5.01.    Financial Statements and Other Information    60
SECTION 5.02.    Notices of Material Events    62
SECTION 5.03.    Existence; Conduct of Business    62
SECTION 5.04.    Payment of Taxes    62
SECTION 5.05.    Maintenance of Properties; Insurance    63
SECTION 5.06.    Inspection Rights    63
SECTION 5.07.    Compliance with Laws    63
SECTION 5.08.    Use of Proceeds and Letters of Credit    63
SECTION 5.09.    Further Assurances; Additional Security and Guarantees    63
SECTION 5.10.    Collateral and Guaranty Period    64
SECTION 5.11.    Anti-Corruption Laws and Sanctions    65
SECTION 5.12.    Post-Closing Obligations    65
ARTICLE VI

Negative Covenants
SECTION 6.01.    Indebtedness    65
SECTION 6.02.    Liens    67
SECTION 6.03.    Fundamental Changes    69
SECTION 6.04.    Restricted Payments    70
SECTION 6.05.    Investments    71
SECTION 6.06.    Prepayments, Etc., of Indebtedness    72
SECTION 6.07.    Transactions with Affiliates    72
SECTION 6.08.    Changes in Fiscal Year    73
SECTION 6.09.    Financial Covenant    73
SECTION 6.10.    Restrictive Agreements    73
SECTION 6.11.    Dispositions    74

-ii-

Page

SECTION 6.12.    Lines of Business    75
SECTION 6.13.    Priority Debt    76

ARTICLE VII
Events of Default

ARTICLE VIII
The Administrative Agent

ARTICLE IX
Miscellaneous

SECTION 9.01.    Notices    84
SECTION 9.02.    Waivers; Amendments    86
SECTION 9.03.    Expenses; Indemnity; Damage Waiver    88
SECTION 9.04.    Successors and Assigns    89
SECTION 9.05.    Survival        93
SECTION 9.06.    Counterparts; Integration; Effectiveness    93
SECTION 9.07.    Severability    93
SECTION 9.08.    Right of Setoff    93
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process    94
SECTION 9.10.    WAIVER OF JURY TRIAL    94
SECTION 9.11.    Headings    95
SECTION 9.12.    Confidentiality    95
SECTION 9.13.    USA PATRIOT Act    96
SECTION 9.14.    Interest Rate Limitation    96
SECTION 9.15.    No Fiduciary Duty    96

-iii-

SCHEDULES:
Schedule 2.01    –    Commitments
Schedule 3.01    –    Subsidiaries
Schedule 6.01    –    Existing Indebtedness
Schedule 6.02    –    Existing Liens
Schedule 6.04    –    Existing Benefit Plans
Schedule 6.05    –    Investments
Schedule 6.07    –    Affiliate Transactions

EXHIBITS:
Exhibit A    –    Form of Assignment and Assumption
Exhibit B‑1    –    Form of Borrowing Request
Exhibit B‑2    –    Form of Interest Election Request
Exhibit B‑3    –    Form of Letter of Credit Issuance Request
Exhibit B‑4    –    Form of Swingline Loan Borrowing Request
Exhibit B-5    –    Form of Prepayment/Repayment Notice
Exhibit C    –    Form of Pari Passu Intercreditor Agreement
Exhibit D‑1    –    Form of U.S. Tax Compliance Certificate (Foreign Lenders not Partnerships)
Exhibit D‑2    –    Form of U.S. Tax Compliance Certificate (Foreign Lenders Partnerships)
Exhibit D‑3    –    Form of U.S. Tax Compliance Certificate (Foreign Participants not Partnerships)
Exhibit D‑4    –    Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit E    –    Form of Guaranty
Exhibit F    –    Form of Pledge and Security Agreement

-iv-

CREDIT AGREEMENT dated as of January 11, 2019, (this “Agreement”) among CASEY’S GENERAL STORES, INC. (the “Borrower”), the LENDERS from time to time party hereto, the ISSUING BANKS from time to time party hereto, and ROYAL BANK OF CANADA, as Administrative Agent.
The Borrower has requested that the Lenders (as hereinafter defined) provide Commitments to the Borrower in an initial aggregate amount of $300,000,000.
ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.
“Act” has the meaning assigned to such term in Section 9.13.
“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Increased Commitments or Extended Revolving Commitments, which shall be consistent with the applicable provisions of this Agreement relating to Increased Commitments or Extended Revolving Commitments and otherwise reasonably satisfactory to the Administrative Agent.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Eurocurrency Borrowing for such Interest Period, multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Royal Bank (including its branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Transaction” has the meaning assigned to such term in Section 6.07.
“Agents” means the Administrative Agent and the Arranger.
“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to it in Section 2.21.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Applicable Creditor” has the meaning assigned to it in Section 2.21.
“Applicable Participants” means with respect to any Swingline Loan or Letter of Credit, the Lenders.
“Applicable Percentage” means, at any time, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment, and the denominator of which is the aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment). If the Revolving Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures and to any Lender’s status as a Defaulting Lender that occur after such termination or expiration.
“Applicable Rate” means with respect to Revolving Loans, Swingline Loans and facility fees with respect to the Revolving Facility, the applicable rate determined as follows based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Facility Fee	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
1	< 2.00:1.00	0.20%	0.80%	0.00%
2	< 2.50:1.00 but > 2.00:1.00	0.25%	1.00%	0.00%
3	< 3.00:1.00 but > 2.50:1.00	0.30%	1.20%	0.20%
4	< 3.50:1.00 but > 3.00:1.00	0.35%	1.40%	0.40%
5	> 3.50:1.00	0.40%	1.60%	0.60%
From the Closing Date until the first date on which financial statements have been delivered pursuant to Section 5.01(a) or (b), the Applicable Rate and Facility Fee shall be determined based on “Pricing Level 3” in the grid set forth above. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable financial statements are delivered pursuant to Section 5.01(a) or (b), as applicable; provided, however, that “Pricing Level 5” shall apply without regard to the Consolidated Leverage Ratio (i) at any time after the date on which any annual or quarterly financial statements were required to have been delivered pursuant to Section 5.01(a) or (b) but were not so delivered, commencing with the first Business Day immediately following such required date of delivery and continuing until the first Business Day immediately following the date on which such financial statement are delivered or (ii) at all times when an Event of Default shall have occurred and be continuing. If it is subsequently determined that the Consolidated Leverage Ratio certified to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate or Facility Fee that is less than that which would have been applicable had the Consolidated Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” or “Facility Fee”, as applicable, for any day occurring within the period covered by such applicable period shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.11 and 2.12 as a result of the miscalculation of the Consolidated Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Sections 2.11 or 2.12, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.12 (other than Section 2.12(c)), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default has not occurred, such shortfall shall be due and payable five (5) Business Days following the determination described above.
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Arranger” means Royal Bank of Canada, in its respective capacities as lead arranger and bookrunner for this Agreement.
“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (j) of Section 6.11.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assignment Tax” has the meaning assigned to it in the definition of “Other Taxes.”
“Augmenting Lender” has the meaning assigned to such term in Section 2.19.
“Availability Limit” means, on any date occurring during a Collateral/Covenant Period, the aggregate principal amount of Commitments that, when taken together with the aggregate principal amount of all other Priority Debt of the Borrower and its Subsidiaries then outstanding, would not exceed 20% of Consolidated Net Worth (determined as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b)).
“Availability Period” means, with respect to any Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments under such Revolving Facility in accordance with the provisions of this Agreement.

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“board of directors” means:
(a)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(b)    with respect to a partnership, the board of directors of the general partner of the partnership;
(c)    with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and
(d)    with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.
“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan of the same Class.

“Borrowing Minimum” means $5,000,000.
“Borrowing Multiple” means $1,000,000.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.
“Cash Equivalents” means
(a)    Dollars or money in other currencies received in the ordinary course of business;
(b)    securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;
(c)    securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
(d)    demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;
(e)    repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A‑1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;
(f)    commercial paper rated at least A‑1 or the equivalent thereof by S&P or P‑1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;

(g)    short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above; and
(h)    shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition.
“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of a Lender (i) on the Closing Date or at the time it enters into an agreement with the Borrower or any Subsidiary with respect to Cash Management Obligations or (ii) at the time the Borrower notifies the Administrative Agent that such Person and its Affiliates are “Cash Management Banks” hereunder.
“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any commercial cards (“card obligations”).
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property.
“Change in Control” means the occurrence of any of the following events:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 35% or more of the voting power of the total outstanding voting stock of the Borrower;
(b)    the Borrower consolidates with or merges with or into another Person or another Person merges with or into the Borrower, or all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole, are transferred to another Person, and, in the case of any such merger or consolidation, the securities of the Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person (the “Surviving Person”) that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the Surviving Person or of the Person of which such Surviving Person is a direct or indirect wholly owned Subsidiary (the “Ultimate Parent”); or
(c)    the Borrower liquidates or dissolves or the stockholders of the Borrower adopt a plan of liquidation or dissolution.
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class,” when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and (ii) any Commitment, refers to whether such Commitment is a Revolving Commitment or Extended Revolving Commitment.
“Closing Date” means the date on which each of the conditions set forth in Section 4.01 has been satisfied.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.
“Collateral Documents” means the Pledge and Security Agreement and each other document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral/Covenant Event” means that any of the following shall have occurred: (i) the Borrower has obtained a Corporate Rating by any Rating Agency that is not an Investment Grade Rating, (ii) at any time following the Borrower’s initial receipt of a Corporate Rating, upon the Borrower not having a Corporate Rating, or (iii) the Borrower or any of its Subsidiaries are required to provide Liens to secure the Obligations pursuant to Section 6.13
“Collateral/Covenant Period” means each period commencing on the date of a Collateral/Covenant Event and ending on the first date that (i) such Collateral/Covenant Event ceases to exist and (ii) no Default or Event of Default is then continuing.
“Collateral/Covenant Suspension Period” means any period that does not include any portion of a Collateral/Covenant Period.
“Commitment” means a Revolving Commitment or Extended Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) all provisions for federal, state and other income taxes, (iii) depreciation and amortization expense, including amortization of goodwill and other intangible assets, and (iv) non-cash stock option expense, in each case determined on a consolidated basis in accordance with GAAP. If, during the period for which Consolidated EBITDA is being calculated, the Borrower or any Subsidiary has acquired one or more Persons (or the assets thereof), or made any Disposition, in any transaction or group of related transactions, which acquisition or Disposition, as the case may be, the Borrower is required to disclose in the Borrower’s financial statements pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Consolidated

EBITDA shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.
“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Net Income” means, for any period, the net income (or deficit) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding in any event (a) any extraordinary, unusual or nonrecurring gain or loss (net of any tax effect) or any gain or loss from discontinued operations and (b) net earnings of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions.
“Consolidated Net Worth” means, as of any date, the consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.
“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.
“Consolidated Total Assets” means, as of any date, the assets and properties of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Indebtedness” means as of any date (i) all Indebtedness of the Borrower and its Subsidiaries as of such date, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP, minus (ii) the lesser of (x) 50,000,000 and (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date.
“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Corporate Ratings” means (i) the Borrower’s corporate credit rating from S&P and (ii) the Borrower’s corporate family rating from Moody’s, or, in each case, an equivalent rating by any other Rating Agency.
“Credit Exposure” means, as to any Lender at any time, the sum of such Lender’s Revolving Exposure at such time.
“Default” means any event or condition, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.
“Designated Person List” has the meaning assigned to it in the definition of “Eligible Assignee.”
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date; provided that only the portion of such Equity Interest that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Equity Interests.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender under the Revolving Facility or an Affiliate of a Lender under the Revolving Facility that is customarily engaged in the business of extending credit or investing in bank loans and (b) any financial company or financial institution that extends credit or invests in bank loans as one of its businesses approved (each such approval not to be unreasonably withheld or delayed) by (A) the Administrative Agent, (B) in the case of the Revolving Commitments under any Revolving Facility, the Swingline Lender and each applicable Issuing Bank under such Revolving Facility and (C) unless an Event of Default has occurred and is continuing, the Borrower; provided that (1) it shall be deemed to be reasonable for the Borrower to withhold consent to Persons that are competitors of the Borrower and its Subsidiaries or any such Person’s Affiliates other than bona fide debt fund affiliates (any such Persons, “Designated Persons”) and (2) notwithstanding clause (C) of this definition, during the continuation of an Event of Default, the Borrower’s consent shall be required for an assignment to a Designated Person and such Designated Persons reasonably identifiable Affiliates (other than bona fide debt fund affiliates), in each case solely to the extent that such Designated Person is included on the list of Designated Persons (such list, the “Designated Person List”) that has been previously sent to the Administrative Agent prior to the date that the relevant trade has been entered into. The Administrative Agent shall (a) post the Designated Person List provided by the Borrower and any updates thereto from time to time on the Platform to “public siders” and/or “private siders,” provided, that no such updates pursuant to this clause (a) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Designated Persons, (b) provide the Designated Person List to each Lender requesting the same, and/or (c) provide the Designated Person List to any potential assignee under Section 9.04(b) requesting the same (but solely to the extent that such potential assignee is subject to customary confidentiality obligations relating to the Designated Person List); provided, however, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to the Designated Person List.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Engagement Letter” means the letter agreement, dated as of October 26, 2018, by and among Borrower and the Arranger.
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” refers to the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992). For the avoidance of doubt, the United Kingdom shall be deemed to be a member state of the European Union for purposes of this Agreement.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income and franchise Taxes, in each case, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in (a), (c) in the case of a Lender, any U.S. federal withholding tax that is imposed pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.16(a), (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.16(e), (e) any Tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement implementing the foregoing and any related laws, regulations or official administrative practices implementing the foregoing and (f) any interest, additions to Taxes and penalties with respect to any Taxes described in clauses (a) through (e) of this definition.
“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Commitments.
“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower), including reliance on the most recent real property tax bill or assessment in the case of real property.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b)

if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that, if negative, such rate shall be deemed to be 0.00%.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such Indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)    otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.
“Guarantors” each Subsidiary that from time to time is a party to the Guaranty, pursuant to Section 5.09 or otherwise.
“Guaranty” means a guaranty executed by each of the Guarantors, and substantially in the form attached as Exhibit E attached hereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.
“Hedge Bank” means any Person that is a Lender, the Administrative Agent or an Affiliate of a Lender (i) on the Closing Date or at the time it enters into a Swap Agreement with the Borrower or any Subsidiary (regardless of whether such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of a Lender) or (ii) at the time the Borrower notifies the Administrative Agent that such Person and its Affiliates are “Hedge Banks” hereunder.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”
“Increased Commitments” has the meaning assigned to such term in Section 2.19.
“Increasing Lender” has the meaning assigned to such term in Section 2.19.
“Incremental Basket Amount” has the meaning assigned to such term in Section 2.19(a).
“Incumbent Directors” has the meaning assigned to it in the definition of “Change in Control.”
“Indebtedness” means, with respect to any Person means, at any time, without duplication:
(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Disqualified Equity Interests;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Lease Obligations and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Lease Obligations;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    the aggregate Swap Termination Value of all Swap Agreements of such Person; and
(g)    any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Initial Investing Person” has the meaning assigned to it in the definition of “Investment.”
“Intercreditor Agreement” shall mean, with respect to any Liens on any Property, upon the provision of any such Liens to secure Indebtedness that would result in a Collateral/Covenant Event, either (a) an intercreditor agreement substantially in the form of the pari passu intercreditor agreement attached hereto as Exhibit C, or another intercreditor agreement not materially less favorable to the Lenders (taken as a whole) vis-à-vis such pari passu Liens than the form of the pari passu intercreditor agreement attached hereto as Exhibit C or (b) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as determined by the Administrative Agent in the exercise of reasonable judgment.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to by the Administrative Agent and all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Investing Person” has the meaning assigned to it in the definition of “Investment.”
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.
“Invested Amount” has the meaning assigned to it in the definition of “Investment.”
“Investment” means, as to any Person, any acquisition of, or investment by such Person in, any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Subsidiaries other than the Subject Person (each, an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.
“Investment Grade Rating” means (i) the Borrower’s corporate credit rating is equal to or higher than BBB‑ (with a stable or better outlook) (or the equivalent) by S&P and (ii) the Borrower’s corporate family rating is equal to or higher than Baa3 (with a stable or better outlook) (or the equivalent) by Moody’s, or, if S&P or Moody’s cease to provide ratings, an equivalent rating by any replaced Rating Agency, in each case with a stable or better outlook.
“IRS” means the U.S. Internal Revenue Service.
“Issuing Bank” means (i) each Person party hereto with an LC Commitment and (ii) each other Person that becomes an Issuing Bank in accordance with Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.05(i).

“Judgment Currency” has the meaning assigned to it in Section 2.21.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.
“LC Commitment” means, with respect to each Issuing Bank, the commitment, if any, of such Issuing Bank to issue Letters of Credit as indicated on Schedule 2.01, as such commitment may be reduced or increased from time to time pursuant to Section 2.05(i). The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or shall be set forth in the assignment or joinder documentation pursuant to which such Issuing Bank shall have assumed its LC Commitment, as the case may be. The initial aggregate amount of the Issuing Banks’ LC Commitments on the Closing Date is equal to the LC Exposure Sublimit.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“LC Exposure Sublimit” means $30,000,000.
“Lenders” means the Persons listed on Schedule 2.01 to this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, in each case, that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure, other than, in any such case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement provided that any letters of credit issued hereunder by Royal Bank, in its capacity as an Issuing Bank, will only be standby letters of credit.
“LIBO Rate” means with respect to any Eurocurrency Borrowing for Dollars for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (the “LIBO Screen Rate”) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period; provided that if the LIBO Screen Rate for any currency shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate for such currency shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, the Guaranty (if effective), the Collateral Documents (if any), each Intercreditor Agreement (if effective), any promissory notes executed and delivered pursuant to Section 2.09(e), and any amendments, waivers, supplements or other modifications to any of the foregoing.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Local Time” means (a) local time in New York City, with respect to the times for the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Lender or any Issuing Bank; (b) local time in London, England, with respect to the times for the determination of “LIBO Rate”; (c) local time at the place of determination, if such local time as of such place for determination is specified herein; and (d) in all other circumstances, New York, New York time.
“Material Acquisition” means any acquisition or similar Investment permitted pursuant to the terms of this Agreement and having consideration in excess of $100,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) all or any portion of the Privately Placed Notes and any Permitted Refinancing Indebtedness in respect thereof. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1‑02(w) of Regulation S‑X.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means, with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).
“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Borrower and its Subsidiaries to any of the Issuing Banks, the Lenders, their Affiliates, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article III and Hedge Banks, individually or collectively (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured), arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof) and all Cash Management Obligations, in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).
“OFAC” has the meaning assigned to such term in Section 9.04.
“Operating Account” means the deposit account of the Borrower identified to the Administrative Agent from time to time as the “Operating Account” for purposes of this Agreement.
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, any such Tax imposed as a result of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.18) by a Lender (an “Assignment Tax”), except to the extent such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents.
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes, assessments or other governmental charges that (i) are not yet due and payable or (ii) are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c)    (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;
(d)    Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e)    Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(h)    Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(i)    Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(j)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
provided that, except as expressly set forth in this definition, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (or, solely in the case of the Privately Placed Notes, the later of) (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Revolving Credit Maturity Date or, in the case of Permitted Refinancing Indebtedness secured by a first priority lien, the Revolving Credit Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens, then any Liens securing the modified, refinanced, refunded, renewed or extended Indebtedness do not have a higher priority compared to the Liens securing the Obligations than the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that the requirements set forth in clauses (b) and (c) above shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies the requirements of such clauses (b) and (c).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge and Security Agreement” means, collectively, a pledge and security agreement executed by the Loan Parties and substantially in the form of Exhibit F attached hereto.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Royal Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Debt” means, as of any date, the sum (without duplication) of (i) Indebtedness of the Borrower and its Subsidiaries secured by Liens of the type permitted by Sections 6.02(b), (d), (e) or (s) (in each case, assuming for this purpose that a Collateral/Covenant Period is in effect), (ii) outstanding Indebtedness of Subsidiaries of the Borrower that are not Loan Parties and (iii) any Indebtedness not described in the foregoing clauses (i) or (ii) and constituting “priority debt” (or any comparable term) under the documentation governing any of the Privately Placed Notes.
“Privately Placed Notes” means, collectively, the Borrower’s (a) 5.72% Senior Notes, Series A due September 30, 2019, (b) 5.72% Senior Notes, Series B due March 30, 2020, (c) 5.22% Senior Notes due August 9, 2020, (d) 3.67% Senior Notes, Series A due June 15, 2028, (e) 3.75% Senior Notes, Series B due December 18, 2028, (f) 3.65% Senior Notes, Series C due May 2, 2031, (g) 3.72% Senior Notes, Series D due October 28, 3031, (h) 3.51% Senior Notes, Series E due June 13, 2025 and (i) 3.77% Senior Notes, Series F due August 22, 2028.
“Pro Forma Adjustment” means, for any applicable period of measurement with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA that is (i) consistent with Regulation S‑X or (ii) otherwise permitted by the definition of “Consolidated EBITDA”; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.
“Pro Forma Basis” means with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions reasonably related thereto shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition described in the definition of “Specified Transaction,” shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“Public Lender” has the meaning assigned to it in Section 5.01.
“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and reasonably satisfactory to the Administrative Agent, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinanced Revolving Loans” has the meaning assigned to such term in Section 9.02(b).
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Regulation S‑X” means Regulation S‑X under the Securities Act of 1933, as amended.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and controlling Persons of such Person.
“Replacement Revolving Loans” has the meaning assigned to such term in Section 9.02(b).
“Repo Counterparties” has the meaning assigned to it in the definition of “Cash Equivalents.”
“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s Revolving Commitment on the Closing Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $300,000,000.
“Revolving Credit Maturity Date” means the date that is the fifth anniversary of the Closing Date.
“Revolving Exposure” means, at any time, the sum of (a) the amount of the Revolving Loans outstanding at such time, (b) the LC Exposure at such time and (c) the Swingline Exposure at such time. The Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the Revolving Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the extension of credit made hereunder by the Lenders.

“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Royal Bank” means Royal Bank of Canada, in its individual capacity.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, in each case, to the extent applicable to the Borrower and its Subsidiaries.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks and any Affiliate of a Lender to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Domestic Subsidiary” means any wholly owned Domestic Subsidiary of the Borrower formed or acquired after the Closing Date other than (i) any Domestic Subsidiary that is a subsidiary of a

Foreign Subsidiary of a Domestic Subsidiary, (ii) any Domestic Subsidiary that has no material assets other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (iii) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered on or prior to the Closing Date or pursuant to Section 5.01(a) or (b), (iv) any Domestic Subsidiary that is prohibited by Law or contractual obligations existing on the Closing Date or on the date such Person becomes a Subsidiary (and not created in anticipation thereof) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Guaranty, unless such consent, approval, license or authorization has been obtained and (v) any Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guaranty shall outweigh the benefits to the Lenders to be afforded thereby; provided that upon any wholly owned Domestic Subsidiary ceasing to meet the criteria for exclusion pursuant to each of clauses (i) through (v) above, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09; provided, further, that, notwithstanding anything herein to the contrary, any Domestic Subsidiary of the Borrower that is an obligor or guarantor in respect of any other Material Indebtedness of the Borrower shall be deemed to be a Specified Domestic Subsidiary hereunder.
“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and on or prior to the applicable date of determination: (i) any Investment by the Borrower or any Subsidiary (x) in any Person (including in connection with an acquisition), other than a Person that was a wholly-owned Subsidiary on the first day of such period or (y) pursuant to Section 6.05(i), (ii) any Asset Sale or Casualty Event, (iii) any Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, (iv) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment), (v) any Restricted Payment and (vi) any other transaction that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Subject Person” has the meaning assigned to it in the definition of “Investment.”

“Subordinated Indebtedness” means Indebtedness of any Loan Party that is expressly subordinated in right of payment to such Loan Party’s payment obligations under the Loan Documents.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Surviving Person” has the meaning assigned to it in the definition of “Change in Control.”
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Royal Bank, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Swingline Loan Sublimit” means $30,000,000.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.
“Tax Indemnitee” has the meaning provided in Section 2.16(c).

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments or withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and related transactions and the payment of fees and expenses in connection with the foregoing.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Ultimate Parent” has the meaning assigned to it in the definition of “Change in Control.”
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.
“U.S. Tax Compliance Certificate” has the meaning provided in Section 2.16(e)(2)(C).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“wholly owned” means, with respect to a subsidiary of a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03.    Terms Generally. Unless separate definitions are provided for the singular and plural forms of a specified term, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Letter of Credit shall be deemed at a particular time to be “outstanding,” and not to have “terminated,” in each case regardless of the expiration date of the Letter of Credit, if (i) a presentation made at such time under such Letter of Credit would be required to be honored if otherwise made in accordance with the terms and conditions of such Letter of Credit, or (ii) a presentation made on or before the latest date for presentation under such Letter of Credit has not yet been honored and under the applicable letter of credit practice rules or applicable law the time to give timely notice of refusal of such presentation for documentary discrepancies has not yet passed.
SECTION 1.04.    Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date; provided that ASU No. 2016-02 Leases (Topic 842) (or any other Financial Accounting Standard having a similar result or effect) shall be deemed a change in GAAP after the Closing Date, regardless of the date enacted, adopted or issued and regardless of any delayed implementation thereof and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any assets or liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio, Consolidated Total Assets, Consolidated EBITDA and Consolidated Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis; provided that, notwithstanding the forgoing, so long as any Privately Placed Notes are outstanding, determinations made in respect of Priority Debt shall be made in a manner substantially identical as under such Privately Placed Notes.
SECTION 1.05.    Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
SECTION 1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.07.    Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in (A) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (B) the aggregate Revolving Exposures exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Availability Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.    Loans and Borrowings.
(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.
(b)    Subject to Sections 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, and (ii) a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, or that is required to finance the reimbursement of an LC Disbursement with respect to Letters of Credit, as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested would end after the Revolving Credit Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent, of such request either by telephone or in writing (delivered by hand, facsimile, or via a pdf or similar file attached to an email), substantially in the form attached hereto as Exhibit B‑1 and signed by the Borrower (a) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Local Time, one (1) Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit B‑1 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the identity of the Borrower;
(ii)    the aggregate amount of the requested Borrowing and the Class of Loans being borrowed;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit, (B) the aggregate principal amount of the total Revolving Exposures exceeding the total Revolving Commitments or (C) the aggregate principal amount of the total Revolving Exposures exceeding the lesser of (x) the total Revolving Commitments and (y) the Availability Limit; provided that (I) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (II) the Swingline Lender shall not be required to make any Swingline Loan to the extent the aggregate principal amount of the Revolving Loans made by the Lender acting as Swingline Lender that are then outstanding, when aggregated with the aggregate principal amount of Swingline Loans, would exceed the amount of such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request by telephone (confirmed by telecopy or transmission by electronic communication), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in the form attached hereto as Exhibit B‑4 and shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a deposit into the Operating Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank, to such Applicable Participants and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Applicable Participants to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Each such notice shall specify the aggregate amount of Swingline Loans in which the Applicable Participants will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Applicable Participant, specifying in such notice such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Applicable Participant hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Applicable Participant acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Applicable Participant shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Applicable Participant (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Applicable Participants. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Applicable Participants that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(d)    Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the successor Swingline Lender and, to the extent affecting the rights or obligations of the replaced Swingline Lender, such replaced Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.12(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(e)    Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(d) above.
SECTION 2.05.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars or (provided that any Letter of Credit may be provided on behalf of the Borrower or any Subsidiary of the Borrower; provided that in each such case, the Borrower (i) will be primarily liable for any such Letters of Credit and (ii) shall be required to reimburse any LC Disbursement issued for the account of a Subsidiary to the same extent as if such LC Disbursement was issued for the account of the Borrower), in a form reasonably acceptable to the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension; provided that in the case of any request for an issuance of letters of credit, such notice shall be provided at least three (3) Business Days prior to the requested date of such issuance) a notice in the form attached hereto as Exhibit B‑3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The relevant

Issuing Bank shall promptly notify the Administrative Agent of, and the Administrative Agent shall in turn promptly furnish to the Lenders notice of, any such issuance. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that such letter of credit application shall not contain terms inconsistent with the terms of this Agreement and shall not impose any additional obligations, liabilities or Liens on any Loan Party during the term of this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Exposure Sublimit, (ii) unless otherwise agreed by the relevant Issuing Bank in its sole discretion, the LC Exposure of each Issuing Bank shall not exceed such Issuing Bank’s LC Commitment, (iii) subject to Section 2.04, the total Revolving Exposures shall not exceed the total Revolving Commitments and (iv) the total Revolving Exposures shall not exceed the lesser of (x) the total Revolving Commitments and (y) the Availability Limit. The Borrower may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the LC Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.
(c)    Expiration Date. Each Letter of Credit shall, unless otherwise agreed by the relevant Issuing Bank, expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, or, in each case, such later date as the relevant Issuing Bank may agree, to the extent such Letters of Credit are cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank; provided that in the event that an Issuing Bank consents to an expiration date for any Letter of Credit that is following the Revolving Credit Maturity Date, the Applicable Participants shall cease to have risk participations therein on (x) the day following the Revolving Credit Maturity Date or (y) on such later date through which such Letter of Credit is deemed to be outstanding in accordance with Section 1.03.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or renewing such Letter of Credit or extending the expiration thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Applicable Participant, and each Applicable Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Applicable Participant’s Applicable Percentage of the aggregate amount from time to time available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Participant hereby absolutely, irrevocably and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the relevant Issuing Bank, such Applicable Participant’s Applicable Percentage of each LC Disbursement made by such Issuing Bank to the extent not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Applicable Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment made in accordance with this Section 2.05(d) by the Applicable Participant for the account of the relevant Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that unless the Borrower elects otherwise, the Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or, if such amount is less than the Borrowing Multiple, a Swingline Loan issued in the amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Administrative Agent shall notify the applicable Issuing Bank and each Applicable Participant of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Applicable Participant’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Participant shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Applicable Participants. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Applicable Participants and such Issuing Bank as their interests may appear. Any payment made by an Applicable Participant pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that nothing in this Section (f) shall be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the relevant Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The relevant Issuing Bank shall, within the period as per terms and conditions of Letter of Credit but in any event promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After examination of such documents, the relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the relevant Issuing Bank and the Applicable Participants with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in clause (e) of this Section).
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Participant pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Applicable Participant to the extent of such payment.
(i)    Replacement or Addition of Issuing Bank. (i)    Any Issuing Bank may be replaced, or the LC Commitment (or a portion thereof) of any Issuing Bank assigned, at any time by written agreement among the Borrower, the Administrative Agent and the successor or assignee Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or assignment shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or assigning Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement or assignment, (i) the successor or assignee Issuing Bank shall have all the rights and obligations of the assigning Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or assignee or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank or the assignment of an LC Commitment hereunder, the replaced or assigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or with respect to its remaining LC Commitment (if any), but, in the case of a replacement, shall not be required to issue additional Letters of Credit. A Lender may become an additional Issuing Bank hereunder at any time by written agreement among the Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Lenders of any such additional Issuing Bank.

(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit and thereafter maintain in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Applicable Participants, an amount in cash equal to the LC Exposure from time to time plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.22(a)(iii) or such other applicable provisions of this Agreement. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure, at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under the Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder, such amount (or any lesser amount no longer required to remain as cash collateral pursuant to this Agreement) plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or such collateral is no longer required pursuant to this Agreement.
SECTION 2.06.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Loan to be made on such date; provided that Swingline Loans shall be made as provided in Section 2.04. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent, to an account designated by the Borrower in the applicable Borrowing Request, in New York City, provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Applicable Participants and the applicable Issuing Bank as their interests may appear.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07.    Interest Elections.
(a)    Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Interest Election Request in a form attached hereto as Exhibit B‑2 or such other form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies, the relevant currency, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.    Termination and Reduction of Commitments.
(a)    Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date. The Extended Revolving Commitments shall terminate on the respective maturity dates applicable thereto.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of such Commitments), and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures (excluding, the portion of the Revolving Exposures attributable to outstanding Letters of Credit, if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to such Letters of Credit, and such Issuing Bank has released the Applicable Participants from their participation obligations with respect to such Letters of Credit) would exceed the lesser of (x) the aggregate Revolving Commitments and (y) the Availability Limit.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments of any Class shall be permanent. Each reduction of the Revolving Commitments of any Class shall, except as provided in Section 2.20, be made ratably among the Lenders in accordance with their respective Revolving Commitments of such Class.

SECTION 2.09.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Credit Maturity Date in Dollars and to the Swingline Lender the then unpaid principal amount of each Swingline Loan in Dollars on the earlier of the Revolving Credit Maturity Date and the date that is five (5) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.10.    Prepayment of Loans.
(a)    Optional Prepayments.
(i)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (a)(ii) of this Section 2.10.
(ii)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing pursuant to a notice in the form of Exhibit B-5 of any prepayment hereunder (x) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (y) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the date of prepayment or (z) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
(b)    Mandatory Prepayments. In the event and on such occasion that the aggregate Revolving Exposures exceed the lesser of (x) the aggregate Revolving Commitments and (y) the Availability Limit, the Borrower shall prepay Revolving Borrowings of such Class or, if applicable, Swingline Loans of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess; provided that if any such excess shall result from a change in the applicable exchange rates, then such prepayment and/or cash collateralization shall only be required to be made by the Borrower upon one Business Day’s notice from the Administrative Agent.
SECTION 2.11.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Revolving Commitment of such Lender (or, if the Revolving Commitment of such Lender has terminated, on the average daily amount of the Revolving Exposure of such Lender) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates and such Lender’s Revolving Exposure has been reduced to zero. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate and the Revolving Exposure is reduced to zero, commencing on the first such date to occur after the Closing Date. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to Letters of Credit following the date of the applicable LC Disbursement) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee in Dollars, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which such Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In addition to the foregoing fees and to the extent required to be paid under Section 9.03(a), the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(c)    All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.12.    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.
(d)    Accrued interest on each Loan shall be payable in Dollars in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate for such Interest Period or currency; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
Notwithstanding the foregoing, if the Administrative Agent (i) determines that the circumstances described in clause (a) of this Section 2.13 have arisen and such circumstances are unlikely to be temporary, (ii) determines that the circumstances described in clause (a) of this Section 2.13 have not arisen but the supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans, (iii) is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.13, or (iv) new syndicated loans have started to adopt a new benchmark interest rate, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate method of determining a rate of interest and such other related changes to this Agreement as may be applicable, provided that to the extent that the Administrative Agent determines that adoption of any portion of such market convention is not administratively feasible or that no market convention for the administration of such alternate rate of interest exists, the Administrative Agent shall administer such alternate rate of interest in a manner reasonably determined by the Administrative Agent in consultation with the Borrower. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. If a notice of an alternate rate of interest has been given and no such alternate rate of interest has been determined, and the circumstances under clause (i) above exist, the specific date referred to in clause (ii) has occurred or the Administrative Agent has received the notice from the Required Lenders referred to in clause (iii) above (as applicable), Alternate Base Rate shall apply without regard to clause (c) of the definition thereof. Notwithstanding anything herein to the contrary, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.14.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition or Tax affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein or on its other loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than any Excluded Taxes or any Indemnified Taxes, which are governed solely by Section 2.16);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.14 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.14.
SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event in an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.16.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless otherwise required by applicable law. If any Loan Party or other applicable withholding agent shall be required by applicable Law to deduct or withhold any Taxes from any such payments (as determined in the good faith discretion of the applicable withholding agent), then (i) the applicable withholding agent shall make such deductions or withholdings and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable Law, and (ii) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings for Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.16) have been made, the Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to the sum it would have received had no such deductions or withholdings been made.

(b)    In addition, without duplication of Section 2.16(a) the Borrower shall pay any Other Taxes, other than Excluded Taxes, to the relevant Governmental Authority in accordance with applicable law.
(c)    The Loan Parties shall, jointly and severally, indemnify each Lender and the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes, payable by such Tax Indemnitee (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) other than any penalties arising as a result of the gross negligence or willful misconduct of such Lender or Agent (as determined by a final non-appealable judgment of a court of competent jurisdiction), and any reasonable out-of-pocket expenses related thereto, whether or not such Taxes were correctly or legally imposed or asserted by the applicable Governmental Authority; provided, however, that if the Lender or Administrative Agent does not notify the Borrower of any indemnification claim under this Section 2.16 within 180 days after such Lender or Administrative Agent has received notice of the specific assessment or deficiency giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Lender or Administrative Agent for any incremental interest or penalties resulting from such Lender’s or Administrative Agent’s failure to notify the Loan Parties within the 180 day period. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error.
(d)    Upon request by Administrative Agent after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, and in any event within 30 days of any such request, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any of the foregoing documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.16(e), if the requested documentation is not required by Law, then the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(1) through (e)(4) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing:
(1)    Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.
(2)    Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
(B)    two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit D-1, D-2, D-3 and D-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),
(D)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or
(E)    two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.
(3)    Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of an applicable IRS Form W-8 (or any successor form) certifying such Foreign Lender’s non-U.S. status.

(4)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code, to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), Section 1471 through 1474 of the Code shall include any amendments made to such sections after the date of this Agreement and any intergovernmental agreement (and any related Laws, regulations or official administrative practices) implementing the foregoing.
Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).
(f)    If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts or indemnification payments pursuant to this Section 2.16, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or a Lender be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or a Lender in a less favorable net after-Tax position than the Administrative Agent or a Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(g)    For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.16, shall include any Swingline Lender and any Issuing Bank.
(h)    The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes that the Borrower reasonably asserts were improperly imposed; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.16(h). The Borrower shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. In no event will this Section 2.16(h) relieve the Borrower of its obligation to pay additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 2.16. Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.16(f).
(i)    On or before the date it becomes a party to this Agreement, any Administrative Agent that is a U.S. Person shall deliver to the Borrower two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Any Administrative Agent, and any successor or supplemental Administrative Agent, that is not a U.S. Person, shall deliver to the Borrower (A) two duly completed copies of IRS Form W-8IMY certifying that, with respect to payments received by it (on behalf of the Lenders) from the Borrower, it is a “U.S. branch”, the payments are not effectively connected with the conduct of a trade or business in the United States, and it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments and (B) with respect to payments received for its own account, two duly completed copies of IRS Form W-8ECI. Notwithstanding anything to the contrary in this Section 2.16(i), no Administrative Agent shall be required to provide any documentation it is legally ineligible to provide as a result of a Change in Law after the date hereof.
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01 (or as otherwise directed by the Administrative Agent), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and (x), in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension and (y) in the case of any payment of fees, such fees shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, required cash collateral, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements and cash collateral then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements and cash collateral then due to such parties.

(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant in accordance with the terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.
(b)    If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, or any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by the Borrower or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased by the Borrower or if any Lender (a “Non-Consenting Lender”) fails to grant a consent (x) in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or (y) to extend Loans or Commitments pursuant to Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, to the extent required by Section 9.04, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all fees and other amounts).
SECTION 2.19.    Expansion Option.
(a)    The Borrower may from time to time after the Closing Date elect to increase the Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) in an aggregate principal amount of not less than $10,000,000 (or such lesser amount as may be reasonably agreed by the Administrative Agent) so long as, after giving effect thereto, the aggregate amount of all such Increased Commitments established following the Closing Date does not exceed $150,000,000 (the “Incremental Basket Amount”). The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitment in its sole discretion, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitment or Extended Revolving Commitment, as the case may be; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld). Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. Increases and new Revolving Commitments created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments or Extended Revolving Commitments shall be permitted under this paragraph unless on the proposed date of the effectiveness of such increase in the Revolving Commitments or Extended Revolving Commitments, (w) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the effectiveness of such increase (except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; provided that during any Collateral/Covenant Suspension Period the representations and warranties set forth in Sections 3.04(b) and 3.06 shall not be required to be made), (x) at the time of and immediately after giving effect to such increase, no Event of Default shall have occurred and be continuing; (y) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), assuming, for purposes of this clause (y) that the full amount of any such Increased Commitments has been drawn, whether or not so drawn and (z) the Administrative Agent shall have received a certificate certifying as to compliance with the foregoing clause (w), (x) and (y), dated such date and executed by a Financial Officer of the Borrower. On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. Any Increased Commitments shall be on the exact same terms as the Revolving Commitments being increased thereby.
(b)    This Section 2.19 shall override any provisions in Section 9.02 to the contrary.
(c)    If, on the effective date of any Increased Commitments, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the relevant Increasing Lenders or Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share of all then outstanding Revolving Loans. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence and the deemed payments made pursuant the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.

SECTION 2.20.    Extended Revolving Commitments.
(a)    The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments and (ii) any reduction in the Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Commitments of any Lender providing an Extended Revolving Commitment. No Lender shall have any obligation to agree to have any of its Revolving Loans of any Class converted into Extended Revolving Commitments.
(b)    Any Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents provided pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.
(c)    The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.
SECTION 2.21.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged, to the fullest extent permitted by applicable law, only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.22.    Defaulting Lenders.
(a)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(ii)    the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(iii)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(1)    so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from the Borrower or a Lender at the time of any such reallocation, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (disregarding for this purpose the Revolving Commitments of any Defaulting Lenders for all purposes of such calculation) but only to the extent that (i) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (ii) the sum of any individual non-Defaulting Lender’s Revolving Exposure plus such non-Defaulting Lender’s Applicable Percentage of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of such non-Defaulting Lender’s Revolving Commitments;
(2)    if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(3)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (2) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(5)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(iv)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure under such Revolving Facility will be 100% covered by the Revolving Commitments under such Revolving Facility of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(1) (and such Defaulting Lender shall not participate therein).
(b)    If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder after taking into account the terms of Section 2.22(a)(iii)(1).
(c)    In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans and participations in then outstanding Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage and shall reimburse each such other Lender for any costs of the type described in Section 2.15 incurred by any such other Lender as a result of such purchase (whereupon such Lender shall cease to be a Defaulting Lender).
(d)    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties hereto, each such party hereto acknowledges that any liability of any Lender or Agent that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Agent that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Lenders as of the Closing Date and (except as to representations and warranties made as of a certain date) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement that:
SECTION 3.01.    Organization; Powers; Subsidiaries. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary of the Borrower on the Closing Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary were owned, beneficially and of record, by the Borrower or such Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Closing Date, there were no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01.
SECTION 3.02.    Authorization; Enforceability. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.04.    Financial Statements; Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Borrower as of and for (i) the years ended April 30, 2018, April 30, 2017 and April 30, 2016 reported on by KPMG LLP, independent public accountants and (ii) the fiscal quarters ended July 31, 2018, and October 31, 2018, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower as of such dates and for such periods in accordance with GAAP.
(b)    Since April 30, 2018, there has not occurred any event, change or circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
SECTION 3.05.    Properties.
(a)    Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.    Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07.    Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.
SECTION 3.09.    Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the Borrower’s knowledge any pending, Tax assessment, deficiency or other claim against the Borrower or any of its Subsidiaries except (i) those being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.10.    Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
SECTION 3.11.    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.    Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
SECTION 3.13.    Anti-Corruption Laws; Sanctions. The Borrower and its Subsidiaries have implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Responsible Officers of the Borrower, their respective employees, agents, affiliates and advisors, are in compliance with Anti-Corruption Laws and applicable Sanctions, except for violations that are not material. None of the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees or agents, is a Sanctioned Person or is controlled by a Sanctioned Person.
SECTION 3.14.    Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).
SECTION 3.15.    Security Interests. During a Collateral/Covenant Period, the provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.
ARTICLE IV

Conditions
SECTION 4.01.    Closing Date. The initial Borrowings under this Agreement are subject to the satisfaction of the following conditions (the date such conditions are satisfied, the “Closing Date”):
(a)    The Administrative Agent (or its counsel) shall have received from the Borrower and each Person listed on Schedule 2.01 either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent that such party signed a counterpart of this Agreement.

(b)    To the extent reasonably requested in writing by the Administrative Agent (or the Lenders acting through the Administrative Agent), the Administrative Agent shall have received on or prior to the Closing Date all documentation and other information in order to allow the Administrative Agent and the Lenders to comply with the USA PATRIOT Act and other applicable KYC requirements;
(c)    The Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower stating that the conditions set forth in Section 4.02 are satisfied as of such date;
(d)    The Administrative Agent shall have received the executed legal opinion of Husch Blackwell LLP, counsel to the Borrower, in form reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.
(e)    The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(f)    The Administrative Agent shall have received copies of recent UCC Lien searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.
(g)     The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) those fees and expenses due to the Arranger under the Engagement Letter and (ii) to the extent invoiced a reasonable period of time before the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(h)     The Administrative Agent shall have received financial statements of the Borrower and its Consolidated Subsidiaries (i) for each quarter ended after April 30, 2018 and at least forty-five (45) days prior to the Closing Date setting forth the information in Section 5.01(b) and (ii) for each year ended at least ninety (90) days prior to the Closing Date setting forth the information in Section 5.01(a).
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (including the initial Loans made on the Closing Date) is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that (i) where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date and (ii) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct as written; and provided further that during any Collateral/Covenant Suspension Period the representations and warranties set forth in Sections 3.04(b) and 3.06 shall not be required to be made;

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and
(c)    The Borrower shall have provided any required notice of such Borrowing or issuance, amendment, renewal or extension pursuant to Section 2.03, 2.04 or 2.05, as applicable.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders:
(a)    as soon as available, but in any event within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one-hundred and five (105) days) after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    as soon as available, but in any event within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate substantially in form and substance reasonably acceptable to Administrative Agent and executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such

Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations of the Consolidated Leverage Ratio demonstrating compliance with Section 6.09 as of the last day of the period covered by such financial statements and (z) if such certificate is delivered on a date occurring during a Collateral/Covenant Period, (i) an updated Perfection Certificate (which, for the avoidance of doubt, in the case of the absence of any change in any section contained therein from the most recently delivered Perfection Certificate or supplement thereto, may be satisfied by confirming such absence of change) and (ii) a description of all outstanding Priority Debt as of the end of the applicable fiscal period for which financial statements under clauses (a) or (b) above are being delivered;
(d)    promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;
(e)    promptly after receipt thereof, copies of any material notices received by the Borrower or any Subsidiary in respect of the Privately Placed Notes (including, without limitation, notices of any default or event of default under any Privately Placed Notes); and
(f)    promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws (including, to the extent applicable, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230).
Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(d), 5.01(e) and 5.02 (other than Section 5.02(a)) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on SyndTrak or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system and, in the case of information required by Section 5.02, the Borrower shall have notified the Administrative Agent of such posting, including a link to the specific portion of such filing that identifies the information so required.
The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on SyndTrak or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”). The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information (for purposes of United States federal and state securities laws) relating to the Borrower or its Subsidiaries (or any of their securities). Any materials not marked as “PUBLIC” will be shared solely with “private side” Lenders. Notwithstanding the foregoing, the following materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains private-side only information: (i) the Loan Documents, (ii) notification of changes in the terms of the Revolving Facility, and (iii) all information delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) (to the extent such information is otherwise publicly available).

SECTION 5.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:
(a)    the occurrence of any continuing Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(d)    the occurrence of any change in the principal executive officer of the Borrower;
(e)    the occurrence of material changes in accounting or financial reporting practices; and
(f) (i) any material labor dispute to which the Borrower or any Subsidiary is, or is reasonably likely to become a party, including any strikes, lockouts or any Subsidiary is, or is reasonably likely to become, a party, including any strikes, lockouts or other disputes relating to any of the Borrower’s or such Subsidiary’s plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of the Borrower or any such Subsidiary, in each case that could be reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Financial statements and other information required to be delivered pursuant to this Sections 5.02, other than Section 5.02(a), shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on SyndTrak or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system and the Borrower shall have notified the Administrative Agent of such posting, including a link to the specific portion of such filing that identifies the information so required.
SECTION 5.03.    Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.
SECTION 5.04.    Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

SECTION 5.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. During a Collateral/Covenant Period, all property and liability insurance relating to real property Collateral, including insurance requested in connection with any after-acquired real property, if any, shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.
SECTION 5.06.    Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Borrower pursuant to Section 9.03.
SECTION 5.07.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.    Use of Proceeds and Letters of Credit. The Borrower shall use the Letters of Credit and the proceeds of the Revolving Loans and other credit extensions made under this Agreement only to finance the working capital needs, capital expenditures, commercial paper backstops, share repurchases and other general corporate purposes, of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or of any Anti-Corruption Law or applicable Sanctions.
SECTION 5.09.    Further Assurances; Additional Security and Guarantees. During a Collateral/Covenant Period:
(a)    The Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.
(b)    Upon the formation or acquisition of any Specified Domestic Subsidiary, including by way of division or otherwise, the Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(A)    deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;
(B)    cause each such Specified Domestic Subsidiary to execute a supplement to the Guaranty and Pledge and Security Agreement and each other applicable Collateral Document and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Pledge and Security Agreement or such other Collateral Documents to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; and
(C)    if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary (except, in the case of opinions in respect of any Collateral or Guaranty, to the extent such opinions are customarily delivered by lender’s counsel in the applicable jurisdiction).
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Guaranty by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the provisions hereof shall be subject to the exceptions and limitations set forth in the Collateral Documents and (iii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.
SECTION 5.10.    Collateral and Guaranty Period.
(a)    Subject in all respects to Sections 5.10(c) and 6.13, if at any time a Collateral/Covenant Event occurs, then the Borrower and each Guarantor (if any) shall promptly (i) execute and deliver to the Administrative Agent a Perfection Certificate, (ii) execute and deliver to the Administrative Agent a Pledge and Security Agreement and all such other documents as shall be required pursuant to such Pledge and Security Agreement and (iii) cause its Specified Domestic Subsidiaries to execute the Guaranty. If a Collateral/Covenant Suspension Period occurs after a Collateral/Covenant Event, and no Default or Event of Default has occurred and is continuing, then upon delivery to the Administrative Agent of an officer’s certificate certifying that no Collateral/Covenant Period exists and requesting a release of all Collateral, the Administrative Agent shall promptly release the Liens granted pursuant to the Collateral Documents on the Collateral. In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination financing statements or releases) and take such other actions, as the Borrower shall reasonably request to evidence such termination and release.
(b)    Subject in all respects to Sections 5.10(c) and 6.13, if at any time after a Collateral/Covenant Event has occurred a Collateral/Covenant Suspension Period occurs, then upon delivery to the Administrative Agent of an officer’s certificate certifying that no Collateral/Covenant Period exists and requesting a release of the Guaranty, the Administrative Agent shall promptly release each Guarantor from its obligations under any Guaranty then in effect.
(c)    If from time to time any Subsidiary of the Borrower Guarantees any Indebtedness of the Borrower or any other Guarantor, or incurs any Priority Debt of the type described in clause (ii) thereof in violation of Section 6.13, then in each such case such Subsidiary shall, prior to or substantially concurrently with such Subsidiary providing such Guarantee or incurring such Priority Debt, execute and deliver to the Administrative Agent the Guaranty or, after the initial execution and delivery thereof, a joinder to the Guaranty. For the avoidance of doubt, the Administrative Agent shall release any such Guarantee referred to in this Section 5.10(c) if (i) all subject Indebtedness ceases to be outstanding or (ii) no subject Indebtedness is Guaranteed by, or is secured by Liens on any Property of, the Subsidiary providing such Guarantee and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such conditions to release have been satisfied.
SECTION 5.11.    Anti-Corruption Laws and Sanctions. The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use the proceeds of any Borrowing or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrower and its Subsidiaries will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws.
SECTION 5.12.    Post-Closing Obligations. The Borrower shall, within thirty (30) days of the Closing Date (or such later time to which the Administrative Agent consents in its reasonable discretion), cause the Lien set forth on Schedule 6.02 to be terminated in its entirety.
ARTICLE VI

Negative Covenants
From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders as follows; provided that, only Sections 6.03, 6.08, 6.09, 6.11, 6.12 and 6.13, and the last paragraph of Section 6.02, shall apply during a Collateral/Covenant Suspension Period:
SECTION 6.01.    Indebtedness. The Borrower will not create, incur, assume or permit to exist, and will not permit any of its Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:
(a)    Indebtedness created under the Loan Documents;

(b)    Indebtedness existing on the Closing Date (including the Privately Placed Notes) and set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);
(c)    Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; provided, that, any Indebtedness outstanding pursuant to this clause (c) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations under this Agreement on customary terms;
(d)    Guarantees of Indebtedness of the Borrower or any other Subsidiary, all to the extent permitted by Section 6.05; provided that no Guarantee of Indebtedness of a Loan Party by a Subsidiary that is not a Loan Party will be permitted under this clause (d);
(e)    Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;
(f)    Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;
(g)    [reserved];
(h)    Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(i)    Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;
(j)    Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(k)    Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;
(l)    Indebtedness in respect of line of credit facilities incurred in the ordinary course of business; provided that the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $25,000,000 at any time outstanding;
(m)    Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower permitted by Section 6.04;
(n)    Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;
(o)    Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(p)    Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(q)    other Indebtedness; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (q) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (q) at such time (including such Indebtedness) would not exceed $50,000,000; and
(r)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.
Indebtedness permitted by this Section 6.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.01 permitting such Indebtedness. In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 6.01, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of incurrence and will only be required to include the amount of such Indebtedness in one of such clauses.
SECTION 6.02.    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:
(a)    Permitted Encumbrances;
(b)    Liens pursuant to any Loan Document;
(c)    any Lien on any Property of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(d)    Liens on Collateral securing the Privately Placed Notes; provided that the holders of such Privately Placed Notes (or the agent or trustee on their behalf) shall have executed and delivered the Intercreditor Agreement;

(e)    Liens on assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(f)    rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(g)    Liens securing Indebtedness permitted under Section 6.01(o)(x) and applying only to the proceeds of the insurance policy;
(h)    Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;
(i)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(k)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;
(l)    [reserved];
(m)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;
(n)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(o)    rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(p)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;
(q)    Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;
(r)    any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Subsidiary;
(s)    Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed $50,000,000;
(t)    Liens on any Property of (i) any Loan Party in favor of any Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary; and
(u)    Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business.
For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in this Section 6.02 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described under this Section 6.02, the Borrower shall, in its sole discretion, classify such Lien (or any portion thereof) in any manner that complies with this Section 6.02 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of this Section 6.02 and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.
Notwithstanding anything in this Section 6.02 to the contrary, in no event shall the Borrower or any of its Subsidiaries incur or allow to exist any Liens on the real property assets owned by the Borrower and its Subsidiaries, other than (x) Permitted Encumbrances, (y) Indebtedness secured by Liens permitted under Section 6.02(e) and (z) Liens created pursuant to the Loan Documents.
SECTION 6.03.    Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, reorganize in any jurisdiction other than a State of the United States of America, or liquidate, dissolve or divide, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
(a)    any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11;

(b)    (i) during any Collateral/Covenant Period, any Loan Party (other than the Borrower) may merge or consolidate with any other Person in a transaction in which a Loan Party is the surviving Person in such merger or consolidation, (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower; provided that if any such Subsidiary is a Guarantor, then a Guarantor shall be the surviving Person in such merger or consolidation and (ii) any Subsidiary of the Borrower may merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving Person in such merger or consolidation; and
(c)    the Borrower may be consolidated with or merged into any Person; provided that (i) any Investment in connection therewith is otherwise permitted by Section 6.05 and (ii) the Borrower shall have delivered all information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer and anti-money laundering rules and regulations, including without limitation the Patriot Act , of the type delivered in connection with the Closing Date pursuant to Section 4.01(b); and provided further that, simultaneously with such transaction, (w) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of such Borrower under the Loan Documents, (x) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation or limited liability company organized under the laws of a State of the United States of America and shall take all actions as may be reasonably required by the Administrative Agent to preserve the enforceability of the Loan Documents, (y) if such transaction occurs during a Collateral/Covenant Period, each Guarantor shall have confirmed that its Guaranty shall apply to the successor Borrower’s obligations under the Pledge and Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the successor Borrower’s obligations under the Loan Documents and (z) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement and each Collateral Document (other than during a Collateral/Covenant Suspension Period) comply with this Agreement and otherwise in form and substance reasonably satisfactory to Administrative Agent.
SECTION 6.04.    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) so long as no Event of Default has occurred and is continuing, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries (i) in existence on the Closing Date and listed on Schedule 6.04 and (ii) other such plans adopted following the Closing Date in an aggregate amount pursuant to this subclause (ii) not to exceed $30,000,000 in any fiscal year (with unused amounts of such base amount available for use succeeding fiscal years so long as the aggregate amount expended pursuant to this subclause (ii) in any fiscal year does not exceed $45,000,000); (d) [reserved]; (e) to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) so long as no Event of Default has occurred and is continuing, the Borrower may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed (i) $45,000,000 for the year beginning on the Closing Date through the first anniversary of the Closing Date, and (ii) for each year thereafter ending on the anniversary of the Closing Date, the amount permitted during the previous year multiplied by 1.1.

SECTION 6.05.    Investments. The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:
(a)    Investments by the Borrower or a Subsidiary in cash and Cash Equivalents (or that were Cash Equivalents at the time the Investment was made);
(b)    loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;
(c)    Investments (i) by the Borrower or any Subsidiary in the Borrower or any Subsidiary and (ii) by the Borrower or any Subsidiary in any Person (or assets, as applicable) that is or will become immediately after such Investment a Subsidiary or that will merge or consolidate into (or such assets will be transferred to) the Borrower or a Subsidiary;
(d)    (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(e)    Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i) or (j);
(f)    Investments existing on the Closing Date in Subsidiaries or as set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;
(g)    Investments in Swap Agreements permitted under Section 6.01(h);
(h)    [reserved];
(i)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(j)    any other Investment, provided that an Investment shall be permitted to be made pursuant to this clause (j) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (j) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed $50,000,000;
(k)    advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;
(l)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;
(m)    Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(n)    lease, utility and other similar deposits in the ordinary course of business; and
(o)    Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under clause (j) of Section 6.11 or Restricted Payments permitted under Section 6.04 or Indebtedness permitted under Section 6.01.
SECTION 6.06.    Prepayments, Etc., of Indebtedness.
(a)    The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any unsecured Indebtedness, Indebtedness secured by Liens that are junior in priority to the Liens (if any) securing the Obligations or Subordinated Indebtedness or make any payment in violation of any subordination or intercreditor terms of any such unsecured, junior lien or Subordinated Indebtedness, except (i) refinancing of Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion (or exchange) of any Indebtedness to (or for) Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) prepaying the Privately Placed Notes, (iv) [reserved], (v) prepayments, redemptions, purchases or defeasances of Indebtedness out of the net cash proceeds of a sale of Qualified Equity Interests (other than a sale to the Borrower or a Subsidiary), and (vi) prepayments, redemptions, purchases, defeasances and other payments in an aggregate amount not to exceed $50,000,000.
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Indebtedness of the type described in Section 6.06(a) (including, without limitation, the Privately Placed Notes).
SECTION 6.07.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (any such transaction, an “Affiliate Transaction”), except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and/or its Subsidiaries and (ii) the Borrower and/or its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the boards of directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Closing Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Borrower, its Subsidiaries and joint ventures that are Affiliates of the Borrower solely as a result of the Borrower’s or a Subsidiary’s Investments therein in the ordinary course of business, and (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement.
SECTION 6.08.    Changes in Fiscal Year. The Borrower will cause its fiscal year to end on April 30 of each calendar year.
SECTION 6.09.    Financial Covenant. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter and for the Test Period then ending, commencing with the first fiscal quarter ending after the Closing Date, to be greater than 4.00:1.00; provided that if the Borrower or any of its Subsidiaries consummates a Material Acquisition, for each Test Period ending on or prior to the last day of the first four full fiscal quarters following the date of such Material Acquisition, the foregoing Consolidated Leverage Ratio level shall be deemed to be increased to 4:50:1.00.
SECTION 6.10.    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement, (ii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iii)  agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (iv) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (v) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (vi) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (vii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (viii) customary provisions in leases restricting the assignment or subletting thereof, (ix) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (x) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xi) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto.
SECTION 6.11.    Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition, except:
(a)    Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;
(b)    Dispositions of inventory and immaterial assets in the ordinary course of business;
(c)    Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;
(d)    Dispositions of Property to the Borrower or to a Subsidiary;
(e)    Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02;
(f)    Dispositions of cash and Cash Equivalents;
(g)    Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);
(h)    leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
(i)    transfers of Property to the extent subject to Casualty Events;
(j)    any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate net book value of all property Disposed of in reliance on this clause (j) in any four fiscal quarter period of the Borrower (including such Disposition) would not exceed (x) 7.5% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (y) 20.0% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) over the life of this Agreement and (iii) with respect to any Disposition pursuant to this clause (j) the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), any liabilities

(as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Subordinated Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration;
(k)    Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(l)    except as set forth in the immediately succeeding proviso, any Disposition made during a Collateral/Covenant Suspension Period; provided, that during a Collateral/Covenant Suspension Period, the Borrower and any Guarantor that is a Material Subsidiary shall not, in any event (x) make any Disposition of all or substantially all Property of such Person (on a consolidated basis) or (y) make any Disposition of real property or the Equity Interests of any Subsidiary of the Borrower owning real property unless, in the case of this clause (y), (A) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (B) at the time of any such Disposition, the aggregate net book value of all real property Disposed of in reliance on this clause (y) (including, for the avoidance of doubt, in the case of any Disposition of Equity Interests of a Subsidiary of the Borrower, the aggregate net book value of all real property owned by such Subsidiary) (1) in any four fiscal quarter period of the Borrower (including such Disposition) would not exceed 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (2) over the life of this Agreement, 25.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (C) with respect to any Disposition pursuant to this clause (y) the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (C), any liabilities (as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Subordinated Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration;
provided that solely to the extent that any Disposition of any Property is classified under Sections 6.11(j) and (l), the portion of such Disposition so classified thereunder shall be for no less than the Fair Market Value of such Property at the time of such Disposition in the good faith determination of the Borrower.
SECTION 6.12.    Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

SECTION 6.13.    Priority Debt.
(a)     The Borrower and its Subsidiaries will not create, incur, assume or permit to exist Priority Debt in excess of 20% of Consolidated Net Worth (determined as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b)) at any time outstanding unless the Obligations shall be secured on an equal and ratable basis with such Priority Debt (or, in the case of Priority Debt secured by Liens of the type described in Section 6.02(e), the Obligations shall be secured in accordance with the Collateral Documents).
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, provide Liens on any Property to secure any Indebtedness that in any such case would result in a Collateral/Covenant Event, unless (A) in the case of a Subsidiary, prior to such Subsidiary providing such Lien to secure such Indebtedness, such Subsidiary provides a Guarantee of the Obligations in accordance with Section 5.10(c) and (B) substantially concurrently with the Borrower or such Subsidiary providing such Lien to secure such Indebtedness, the Borrower or such Subsidiary provides a perfected Lien to secure the Obligations in accordance with Section 5.09 and the holders of such Indebtedness (or the agent or trustee on their behalf) executes and delivers to the Administrative Agent an Intercreditor Agreement or, after the initial execution and delivery thereof, a joinder thereto, as applicable.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any LC Disburrsement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
(e)    any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)    the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;
(g)    the Borrower or any Material Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Equity Interests) and such failure or breach is unremedied and is not waived by the required holders of such Material Indebtedness; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed or unrecalled for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;
(k)    one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $35,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Borrower and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur;
(n)    except during a Collateral/Covenant Suspension Period, (i) with respect to the Borrower and each Material Subsidiary, any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, or
(o)    except during a Collateral/Covenant Suspension Period, (i) with respect to the obligations of a Material Subsidiary, any material provision of the Guaranty, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or (iii) any Guarantor denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind the Guaranty, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s reasonable request and upon reasonable advance notice, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII or in respect of any sale of, collection from or other realization upon all or any part of the Collateral as follows:
First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, and all amounts for which the other Secured Parties are entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations with respect to LC Disbursements and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due in respect of Cash Management Obligations or under any Secured Hedge Agreements constituting Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including reimbursement obligations with respect to LC Disbursements and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments due to in respect of Cash Management Obligations and under any Secured Hedge Agreements constituting Obligations and any interest accrued thereon; and
Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. In the event of any conflict or inconsistency between this paragraph and the provisions of any Collateral Document, the provisions of this Agreement shall control. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE VIII

The Administrative Agent
(a)    Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
(d)    To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (d). The agreements in this clause (d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. The term “Lender” shall, for purposes of this clause (d), include any Issuing Bank and any Swingline Lender.
(e)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(f)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.
(g)    The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(h)    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
(i)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
(j)    The Lenders irrevocably agree:
(i)    that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized in a manner reasonably acceptable to the applicable Issuing Banks), (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than in the case of a transfer by a Loan Party, any transfer to another Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guaranty pursuant to clause (iii) below;
(ii)    (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and (B) that the Administrative Agent is authorized (but not required) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02;
(iii)    that any Guarantor (other than the Borrower) shall be automatically released from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary of the Borrower pursuant to a transaction permitted hereunder or to the extent set forth in Section 5.11; and
(iv)    Guarantors shall be released from their respective obligations under the Guaranty and Liens on Property granted to or held by the Administrative Agent under the Collateral Documents shall be released, in each case in accordance with the provisions of Section 5.10.
Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guaranty and Collateral Documents pursuant to this paragraph (j). In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this paragraph (j).
(k)    None of the Persons identified in this Agreement as an “arranger” or “bookrunner,” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if applicable, those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Persons in their respective capacities as an Arranger as it makes with respect to the Administrative Agent in paragraph (i) of this Article VIII.
(l)    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
ARTICLE IX
Miscellaneous
SECTION 9.01.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication, as follows:
(i)    if to the Borrower, to;

Casey’s General Stores, Inc.
PO Box 3009
One Convenience Blvd.
Ankeny, IA 50021
Attn: CFO

With a copy to:

Scott H. Thompson
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112

(ii)    if to the Administrative Agent, to:
Royal Bank of Canada
Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4
Attention: Manager, Agency Services
Facsimile: (416) 842-4023
(iii)    if to Royal Bank in its capacity as the Issuing Bank, to:
Royal Bank of Canada
200 Vesey Street
New York, New York 10281
Facsimile: (212) 428-3015
Attention: Credit Administration
(iv)    if to any other Issuing Bank to it at the address, facsimile number, electronic mail address or telephone number as set forth to it at its address (or telecopy number) set forth in its Administrative Questionnaire or as otherwise designated in writing to the Administrative Agent and the Borrower from time to time;
(v)    if to the Swingline Lender, to:
Royal Bank of Canada
200 Vesey Street
New York, New York 10281
Facsimile: (212) 428-2372
Attention: GLA Team 3
Email: RBCNewYorkGLA3@rbc.com; and
(vi)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or as otherwise designated in writing to the Administrative Agent and the Borrower from time to time.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address, or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, or three Business Days after being deposited in the mail, postage prepaid.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) extend or increase the Commitment of any Lender or any Issuing Bank without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, but that any waiver of any condition set forth in Section 4.02 following the Closing Date shall require the consent of the Required Lenders, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, (iv) change Section 2.17(b) or (c), or the provisions of Article VII, in each case, with respect to the pro rata application of payments required thereby, without the written consent of each adversely affected Lender and each adversely affected Issuing Bank, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected thereby, (vi) release all or substantially all of the Guarantors from their obligations under the applicable Guaranty and Collateral Documents without the written consent of each Lender (except in a transaction permitted hereunder); provided that during a Collateral/Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Guarantors (other than the Borrower), without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate the guarantee obligations of released Guarantors in the future, (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender; provided that during a Collateral/Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Collateral from any Lien granted to or held by the Administrative Agent under the Collateral Documents, without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate Collateral in the future or (viii) change the currency of any Loan or Letter of Credit, without the written consent of each Lender and Issuing Bank directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights, obligations or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be.
Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Revolving Loans (as defined below) to permit the refinancing of all outstanding Revolving Loans of any Class (“Refinanced Revolving Loans”) with a replacement revolving loan tranche (“Replacement Revolving Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Revolving Loans shall not exceed the aggregate principal amount (or accreted value, if applicable) of such Refinanced Revolving Loans except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, (b) the maturity date of any Replacement Revolving Loans shall be no earlier than the Revolving Credit Maturity Date and such Replacement Revolving Loans shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, and (c) all other terms applicable to such Replacement Revolving Loans (other than pricing, interest rate margins, rate floors, discounts, premiums, fees, and optional prepayment or optional redemption terms and provisions, all of which shall be determined by the Borrower) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Loans than, those applicable to such Refinanced Revolving Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Loans in effect immediately prior to such refinancing or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement).
Notwithstanding anything in this Section 9.02 to the contrary, (a) modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary or appropriate (i) to integrate any Increased Commitments or any Extended Revolving Commitments; provided that, without limitation of the foregoing, any such amendment may, (x) increase the interest rates, fees and other amounts payable to any Class or Classes of Loans or Commitments hereunder, (y) increase, expand and/or extend any “most favored nation” provisions benefiting any Class or Classes of Loans or Commitments hereunder and (z) modify any other provision hereunder or under any other Loan Document in connection with the implementation of any Indebtedness permitted hereunder, where the terms of any such Indebtedness are more favorable to the lenders or holders thereof than the corresponding terms applicable to Loans and Commitments then existing hereunder and (ii) to cure any ambiguity, omission, defect or inconsistency and (b) without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arranger and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.
(b)    The Borrower shall indemnify, on a joint and several basis, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out‑of‑pocket expenses, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby and the syndication of the Revolving Commitments by the Arranger, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii)

to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) a material breach of the Loan Documents by such Indemnitee or (ii) except in the case of an Agent (in its capacity as such), arise from disputes solely among Indemnitees and do not relate to any conduct by the Borrower or any of its Affiliates. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.
(c)    To the extent that a Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, no party hereto shall assert, and each other party hereby waives, any claim against any party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence shall not limit the Borrower’s indemnification obligations set forth above to the extent the relevant special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent resulting from its or its Related Parties’ gross negligence, bad faith or willful misconduct.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.
SECTION 9.04.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted hereunder, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that is an Eligible Assignee (other than the Borrower, its Affiliates and natural persons) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    to the extent required by the definition of “Eligible Assignee,” the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for (i) an assignment of a Revolving Commitment to a Lender or an Affiliate of a Lender or (ii) if an Event of Default has occurred and is continuing, any other assignment;
(B)    to the extent required by the definition of “Eligible Assignee,” the Administrative Agent; and
(C)    to the extent required by the definition of “Eligible Assignee,” the Issuing Banks and Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (x) an Administrative Questionnaire and (y) all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(E)    the assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) a Defaulting Lender or (iii) a natural person.
For the purposes of this Section 9.04(b) and the definition of “Eligible Assignee,” the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (ii)(C) of this Section 9.04(b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i)    Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities that would meet the requirements of an “Eligible Assignee” (other than with respect to any required consents and other than any person that, at the time of such participation, is (I) a Defaulting Lender or (II) the Borrower or any of its Subsidiaries or any of their respective Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections (it being agreed that any documentation required to be provided pursuant to Section 2.16(e) shall be provided solely to the participating Lender) and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.
(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that (i) such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place and (ii) the participating Lender notifies the Borrower of such participation no later than one hundred twenty (120) days after such Change in Law becomes effective.
(iv)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)    Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Unless specifically noted to the contrary, delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender and its Affiliates agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except that nothing in this Section 9.09 shall limit the ability of the Administrative Agent to enforce the provisions of any Loan Document against any Loan Party in any other jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof (provided, however, that, to the extent practicable and permitted by law (and except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority), the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Borrower is notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrower containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) so long as such Lender believes such assignee, Participant or prospective assignee or Participant is, or will be, an Eligible Assignee or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative, credit insurance, securitization or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to any ratings agency or the CUSIP Bureau or any similar organization or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) that is or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower not in violation of any obligation of confidentiality. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower and its Subsidiaries and their respective businesses, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent, any Issuing Bank or any Lender prior to disclosure by the Borrower.
EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT

IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. NOTHING IN THE FOREGOING SHALL PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.    No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Agents and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither any Agent nor any Lender will assume an advisory or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents or any Lender has advised or is currently advising any Loan Party on other matters) and neither any Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) each Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither any Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand. The Borrower agrees that the Loan Parties shall not assert any claims against any Agent or any Lender based on any breach or alleged breach of fiduciary duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CASEY’S GENERAL STORES, INC., as Borrower

By:     /s/ Terry W. Handley
Name: Terry W. Handley
Title: President & CEO

ROYAL BANK OF CANADA, as Administrative Agent

By:     /s/ Rodica Dutka
Name: Rodica Dutka
Title: Manager, Agency

ROYAL BANK OF CANADA, as Lender, Swingline Lender and Issuing Bank

By:     /s/ John Flores
Name: John Flores
Title: Authorized Signatory

UMB Bank, n.a., as a Lender

By:     /s/ Robert P. Elbert
Name: Robert P. Elbert
Title: Senior Vice President

BMO Harris Bank, N.A., as a Lender

By:     /s/ Katherine Robinson
Name: Katherine Robinson
Title: Director

COÖPERATIEVE RABOBANK U.A., NEW YORK, as a Lender

By:     /s/ Robert Graff
Name: Robert Graff
Title: Managing Director

By:     /s/ Timothy J. Devane
Name: Timothy J. Devane
Title: Executive Director

GOLDMAN SACHS BANK USA, as a Lender

By:     /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

MUFG Bank, Ltd., as a Lender

By:     /s/ Katie Cunningham
Name: Katie Cunningham
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:     /s/ Maureen S. Malphus
Name: Maureen S. Malphus
Title: Vice President

Schedule 2.01

Commitments

Lender	Commitment	L/C Commitment
Royal Bank of Canada	$50,000,000.00	$30,000,000.00
UMB Bank, n.a.	$50,000,000.00	---
BMO Harris Bank, N.A.	$40,000,000.00	‐‐‐
Coöperatieve Rabobank U.A., New York Branch	$40,000,000.00	‐‐‐
Goldman Sachs Bank USA	$40,000,000.00	‐‐‐
MUFG Bank, Ltd.	$40,000,000.00	‐‐‐
Wells Fargo Bank, National Association	$40,000,000.00	‐‐‐
Total	$300,000,000.00	$30,000,000.00

Schedule 3.01

Subsidiary	Incorporation	% of Stock Owned by Borrower
Casey’s Retail Company	Iowa	100
Casey’s Marketing Company	Iowa	100
Casey’s Services Company	Iowa	100

Schedule 6.01

Existing Indebtedness

1.	Privately Placed Notes

Notes	Principal Balance

5.72% Senior Notes, Series A due September 30, 2019	$7,500,000
5.72% Senior Notes, Series B due March 30, 2020	$15,000,000
5.22% Senior Notes due August 9, 2020	$569,000,000
3.67% Senior Notes, Series A due June 15, 2028	$150,000,000
3.75% Senior Notes, Series B due December 18, 2028	$50,000,000
3.65% Senior Notes, Series C due May 2, 2031	$50,000,000
3.72% Senior Notes, Series D due October 28, 2031	$50,000,000
3.51% Senior Notes, Series E due June 13, 2025	$150,000,000
3.77% Senior Notes, Series F due August 22, 2028	$250,000,000
$1,291,500,000

Schedule 6.02

Existing Liens

Lien in favor of Associated Wholesale Grocers, Inc. (“AWG”) against amounts payable to Casey’s Marketing Company by AWG, as more fully described in financing statement P17000153-4 filed with the Iowa Secretary of State

Schedule 6.04

Existing Benefit Plans

1.	Casey’s General Stores, Inc. 2000 Stock Option Plan

2.	Casey’s General Stores, Inc. 2009 Stock Incentive Plan

3.	Casey’s General Stores, Inc. 2018 Stock Incentive Plan

4.	Casey’s General Stores 401(k) Plan

Schedule 6.05

Investments

Coop Membership Interest in AWG for $33,000

Schedule 6.07

Affiliate Transactions

None

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Eligible Assignee]

3.	Borrower:	Casey’s General Stores, Inc.

4.	Administrative Agent:	Royal Bank of Canada, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement, dated as of January 11, 2019 as may be amended, restated, supplemented or otherwise modified from time to time, among Casey’s General Stores, Inc., the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Commitment	$	$	%
Extended Revolving Commitments	$	$	%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name: Title:

Consented to and Accepted:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name: Title:

[Consented to:]

[[ISSUING BANK], as Issuing Bank

By:
Name: Title:]

[CASEY’S GENERAL STORES, INC.

By:
Name: Title:]

ANNEX I
STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by electronic transmission such as a .pdf shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

FORM OF BORROWING REQUEST
Royal Bank of Canada,
as Administrative Agent for the Lenders referred to below,
RBC Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario, Canada
M5H 1C4
Attention: Manager, Agency Service Group

Re: Casey’s General Stores, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of January 11, 2019 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casey’s General Stores, Inc. (the “Borrower”), the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests on its behalf a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A) Identity of Borrower	________________
(B) Aggregate principal amount of Borrowing	________________
(C) Date of Borrowing (which is a Business Day)	________________
(D) Type of Borrowing	[ABR] [Eurocurrency] Borrowing
(E) [Interest Period and the last day thereof (which shall be subject to the definition of “Interest Period” in the Credit Agreement)]	________________
(F) Funds are requested to be disbursed to the Borrower to [location/number of account].

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.
CASEY’S GENERAL STORES, INC.
By:
    Name:
    Title:

EXHIBIT B-2

FORM OF INTEREST ELECTION REQUEST
Royal Bank of Canada,
as Administrative Agent for the Lenders referred to below,
RBC Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario, Canada
M5H 1C4
Attention: Manager, Agency Service Group

Re: Casey’s General Stores, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of January 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casey’s General Stores, Inc. (the “Borrower”), the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. The Borrower hereby gives you notice pursuant to Section 2.07 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be [converted][continued]:

(A) List date, Class, Type, principal amount, and [Interest Period] of existing Borrowing	__________________
(B) Aggregate principal amount of resulting Borrowing	$___________
(C) Date of interest election (which is a Business Day)	__________________
(D) Type of Borrowing	[ABR][Eurocurrency] Borrowing
(E) [Interest Period and the last day thereof (which shall be subject to the definition of “Interest Period” in the Credit Agreement)]	__________________

[Signature page follows]

CASEY’S GENERAL STORES, INC.

By:
    Name:
    Title:

EXHIBIT B-3

FORM OF LETTER OF CREDIT ISSUANCE REQUEST
Royal Bank of Canada,
as Administrative Agent for the Lenders referred to below,
RBC Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario, Canada
M5H 1C4
Attention: Manager, Agency Service Group

Re: Casey’s General Stores, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of January 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casey’s General Stores, Inc. (the “Borrower”), the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. The Borrower hereby gives you notice pursuant to Section 2.05(b) of the Credit Agreement that it requests that the Issuing Bank issue a Letter of Credit under the Credit Agreement on behalf of the Borrower, and in connection therewith sets forth below the terms on which such Letter of Credit is requested to be issued:

(A) Issuance date of such Letter of Credit (which shall be a Business Day)	_______________
(B) Expiration date of such Letter of Credit	_______________
(C) Amount of such Letter of Credit	$______________ Letter of Credit
(D) Name/address of beneficiary of such Letter of Credit	_______________
(E) [any other information required in connection with the issuance of such Letter of Credit]	_______________

The Borrower hereby represents and warrants that the conditions to lending specified in Section 4.02 of the Credit Agreement are satisfied as of the date hereof.
[Signature page follows]

CASEY’S GENERAL STORES, INC.

By:
    Name:
    Title:

EXHIBIT B-4

FORM OF SWINGLINE LOAN BORROWING REQUEST
Royal Bank of Canada,
as Swingline Lender,
200 Vesey Street
New York, New York 10281
Facsimile: (212) 428-2372
Attention: GLA Team 3
Email: RBCNewYorkGLA3@rbc.com

Re: Casey’s General Stores, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of January 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casey’s General Stores, Inc. (the “Borrower”), the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. The Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swingline Loan Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Swingline Loan Borrowing is requested to be made:

(A) Aggregate principal amount of Borrowing	$_______________
(B) Date of Borrowing (which is a Business Day)	________________
(C) Facility	Revolving Facility
(D) Funds are requested to be disbursed to:	________________
The Borrower hereby represents and warrants that the conditions to lending specified in Section 4.02 of the Credit Agreement are satisfied as of the date hereof.
[Signature page follows]

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

EXHIBIT B-5
FORM OF PREPAYMENT/REPAYMENT NOTICE
Royal Bank of Canada,
as Administrative Agent for the Lenders referred to below,
RBC Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario, Canada
M5H 1C4
Attention: Manager, Agency Service Group

Re: Casey’s General Stores, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of January 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casey’s General Stores, Inc. (the “Borrower”), the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. The Borrower hereby delivers this Prepayment/Repayment Notice to you pursuant to Section 2.10(a)(ii) of the Credit Agreement:
(A)    Principal amount of prepayment/repayment:
(B)    Date of prepayment/repayment (which is a Business Day):
(C)    Type of Borrowing (ABR or Eurourrency):
(D)    If the Loans to be prepaid are Eurocurrency Loans, they have an Interest Period of [__] that will end on [__].

CASEY’S GENERAL STORES, INC.
By:
Name:
Title:

EXHIBIT C

FORM OF PARI PASSU INTERCREDITOR AGREEMENT
[See attached.]

EXHIBIT C

FORM OF
PARI PASSU INTERCREDITOR AGREEMENT
dated as of
[               ], 20[   ]
among
ROYAL BANK OF CANADA,
as Revolver Representative,
[                                       ],
as the Term Representative,
and
each additional Representative from time to time party hereto and acknowledged and agreed to by
CASEY’S GENERAL STORES, INC.,
as the Company and the other Grantors referred to herein

Page
ARTICLE I. DEFINITIONS    4

SECTION 1.01	Certain Defined Terms 4

SECTION 1.02	Rules of Interpretation 12
ARTICLE II. PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED
COLLATERAL    13

SECTION 2.01	Priority of Claims 13

SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens 15

SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions 17

SECTION 2.04	Automatic Release of Liens 18

SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings 18

SECTION 2.06	Reinstatement 20

SECTION 2.07	Insurance 20

SECTION 2.08	Refinancings 20

SECTION 2.09	Gratuitous Bailee/Agent for Perfection 20

SECTION 2.10	Amendments to First Lien Collateral Documents 22

SECTION 2.11	Similar Liens and Agreements 22
ARTICLE III. EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS        23

ARTICLE IV. THE APPLICABLE REPRESENTATIVE        23

SECTION 4.01	Authority 23

SECTION 4.02	Power-of-Attorney 24
ARTICLE V. MISCELLANEOUS    24

SECTION 5.01	Integration/Conflicts 24

SECTION 5.02	Effectiveness; Continuing Nature of this Agreement; Severability 25

SECTION 5.03	Amendments; Waivers 25

SECTION 5.04	Information Concerning Financial Condition of the Grantors and their Subsidiaries 26

SECTION 5.05	Submission to Jurisdiction; Certain Waivers 26

SECTION 5.06	WAIVER OF JURY TRIAL 27

SECTION 5.07	Notices 28

SECTION 5.08	Further Assurances 28

SECTION 5.09	Agency Capacities 29

SECTION 5.10	GOVERNING LAW. 29

SECTION 5.11	Binding on Successors and Assigns 29

SECTION 5.12	Section Headings 29

SECTION 5.13	Counterparts 29

SECTION 5.14	Other Pari Passu Obligations 29

SECTION 5.15	Authorization 31

SECTION 5.16	No Third Party Beneficiaries/Provisions Solely to Define Relative Rights 31

SECTION 5.17	No Indirect Actions 32

EXHIBITS

Exhibit A    -    Form of Joinder Agreement
Exhibit B    -    Form of Additional Debt Designation

This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [                  ], 20[  ], among ROYAL BANK OF CANADA, as administrative agent and collateral agent for the Revolver Credit Agreement Secured Parties (in such capacities and together with its successors in such capacities, and together with any Replacement Representative, the “Revolver Representative”), [                                                  ], as Representative for the Term Secured Parties (in such capacity and together with its successors in such capacity, the “Term Representative”), and each additional Representative from time to time party hereto for the Other Pari Passu Secured Parties of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by CASEY’S GENERAL STORES, INC. (the “Company”), and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article I below.
Reference is made to the Credit Agreement dated as of January 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolver Credit Agreement”), among the Company, each lender from time to time party thereto, the Revolver Representative and the other parties named therein.
In consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Revolver Representative (for itself and on behalf of the Revolver Credit Agreement Secured Parties), the Term Representative (for itself and on behalf of the Term Secured Parties), and each additional Representative (in each case, for itself and on behalf of the Other Pari Passu Secured Parties of the applicable Series) agree as follows:
ARTICLE I.
DEFINITIONS

SECTION 1.01	Certain Defined Terms.
Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Revolver Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:
“Additional Representative” means, with respect to any Series of Other Pari Passu Obligations, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other Pari Passu Obligations and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14, together with its successors in such capacity.
“Additional Debt” has the meaning assigned to such term in Section 5.14.
“Additional Secured Parties” has the meaning assigned to such term in Section 5.14.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Representative” means (i) until the earlier of (y) the Discharge of Revolver Credit Agreement and (z) the Non-Controlling Representative Enforcement Date, the Revolver Representative and (ii) from and after the earlier of (y) the Discharge of Revolver Credit Agreement and (z) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.
“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any Collateral Document to secure one or more Series of Pari Passu Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Pari Passu Secured Party.
“Collateral Documents” means, collectively, (i) the Revolver Credit Agreement Collateral Documents and (ii) the Other Pari Passu Collateral Documents.
“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Representative (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes, without limitation, any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Representative has “control” under the applicable Uniform Commercial Code.
“Controlling Secured Parties” means (i) at any time when the Revolver Representative is the Applicable Representative, the Revolver Credit Agreement Secured Parties and (ii) at any other time, the Series of Pari Passu Secured Parties whose Representative is the Applicable Representative.
“Declined Lien” has the meaning assigned to such term in Section 2.11.

“Designation” means a designation of either Additional Debt or Indebtedness under a Replacement Revolver Credit Agreement in substantially the form of Exhibit B attached hereto.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Series of Pari Passu Obligations, the date on which such Series of Pari Passu Obligations is no longer secured by, or required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of Revolver Credit Agreement” means, except to the extent otherwise provided in Section 2.06, the Discharge of the Revolver Credit Agreement Obligations; provided that the Discharge of Revolver Credit Agreement shall be deemed not to have occurred if a Replacement Revolver Credit Agreement is entered into.
“Equity Release Proceeds” has the meaning assigned to such term in Section 2.04(a).
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Pari Passu Credit Document.
“Grantors” means the Company and each Subsidiary of the Company that has granted a security interest pursuant to any Collateral Document to secure any Series of Pari Passu Obligations.
“Impairment” has the meaning assigned to such term in Section 2.01(b)(ii).
“Indebtedness” means indebtedness in respect of borrowed money.
“Insolvency or Liquidation Proceeding” means:
(a)    any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;
(b)    any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;
(c)    any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
(d)    any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(b)(i).
“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other Pari Passu Obligations or effect a Refinancing of any Series of Pari Passu Obligations and, in connection therewith, add Other Pari Passu Secured Parties hereunder.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capital Lease Obligations (as defined in the Revolver Credit Agreement)) having substantially the same economic effect as any of the foregoing.
“Major Non-Controlling Representative” means, at any time, the Representative of the Series of Other Pari Passu Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations; provided, however, that if there are two outstanding Series of Other Pari Passu Obligations that have an equal outstanding principal amount, the Series of Other Pari Passu Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition. For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.
“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.
“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 90 days (throughout which 90-day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Pari Passu Documents under which such Non-Controlling Representative is the Representative) and (ii) each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the Pari Passu Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the Pari Passu Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other Pari Passu Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the Pari Passu Secured Parties that are not Controlling Secured Parties.
“Other Pari Passu Agreement” means any indenture, notes, credit agreement (excluding the Revolver Credit Agreement) or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other Pari Passu Agreement) or instrument, including the Term Agreement, pursuant to which any Grantor has or will incur Other Pari Passu Obligations; provided that, in each case, the Indebtedness thereunder (other than the Term Obligations) has been designated as Other Pari Passu Obligations pursuant to and in accordance with Section 5.14. For the avoidance of doubt, a Replacement Revolver Credit Agreement shall not constitute an Other Pari Passu Agreement.
“Other Pari Passu Collateral Documents” means the [Collateral][Security] Documents (in each case as defined in the applicable Other Pari Passu Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other Pari Passu Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).
“Other Pari Passu Documents” means, with respect to the Term Obligations or any other Series of Other Pari Passu Obligations, the Other Pari Passu Agreements, including the Term Documents and the Other Pari Passu Collateral Documents applicable thereto and each other agreements, documents and instruments providing for or evidencing any other Other Pari Passu Obligation, as each may be amended, restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Term Obligations) has been designated as Other Pari Passu Obligations pursuant to and in accordance with Section 5.14. For the avoidance of doubt, Revolver Credit Agreement Hedge Agreements and Revolver Credit Agreement Cash Management Obligations shall not constitute Other Pari Passu Documents.
“Other Pari Passu Obligations” means all amounts owing to any Other Pari Passu Secured Party (including any Term Secured Party) pursuant to the terms of any Other Pari Passu Document (including the Term Documents), including, without limitation, all amounts in respect of any principal, interest (including without limitation any Post-Petition Interest), premium (if any), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other Pari Passu Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.
“Other Pari Passu Secured Parties” means, collectively, the holders of any Other Pari Passu Obligations and any Representative with respect thereto and shall include the Term Secured Parties.
“Pari Passu Credit Documents” means (i) the Revolver Credit Agreement Documents, (ii) the Term Documents and (iii) each other Other Pari Passu Document.

“Pari Passu Documents” means, (i) with respect to the Revolver Credit Agreement Obligations, the Revolver Credit Agreement Documents and (ii) with respect to the Term Obligations or any Series of Other Pari Passu Obligations, the Other Pari Passu Documents in respect thereof.
“Pari Passu Obligations” means, collectively, (i) the Revolver Credit Agreement Obligations and (ii) each Series of Other Pari Passu Obligations.
“Pari Passu Secured Parties” means (i) the Revolver Credit Agreement Secured Parties and (ii) the Other Pari Passu Secured Parties with respect to each Series of Other Pari Passu Obligations.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Possessory Collateral” means any Shared Collateral in the possession of any Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Tangible Chattel Paper, in each case, delivered to or in the possession of any Representative under the terms of the Collateral Documents.
“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the Revolver Credit Agreement Documents or Other Pari Passu Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.
“Proceeds” has the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Replacement Revolver Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances in full the Revolver Credit Agreement in accordance with Section 2.08 so long as, after giving effect to such Refinancing, the agreement that was the Revolver Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral and (ii) becomes the Revolver Credit Agreement hereunder by designation as such pursuant to Section 5.14.

“Replacement Representative” means, in respect of any Replacement Revolver Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Revolver Credit Agreement.
“Representative” means, at any time, (i) in the case of any Revolver Credit Agreement Obligations or the Revolver Credit Agreement Secured Parties, the Revolver Representative, (ii) in the case of the Term Obligations or the Term Secured Parties, the Term Representative, and (iii) in the case of any other Series of Other Pari Passu Obligations or Other Pari Passu Secured Parties that become subject to this Agreement after the date hereof, the Additional Representative for such Series.
“Revolver Credit Agreement” has the meaning assigned to such term in the second paragraph of this Agreement and shall also include any Replacement Revolver Credit Agreement.
“Revolver Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Revolver Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Revolver Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).
“Revolver Credit Agreement Documents” means the Revolver Credit Agreement, each Revolver Credit Agreement Collateral Document and the other Loan Documents (as defined in the Revolver Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Revolver Credit Agreement Obligation, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Revolver Credit Agreement Cash Management Obligations” means the Cash Management Obligations as defined in the Revolver Credit Agreement.
“Revolver Credit Agreement Hedge Agreements” means the Secured Hedge Agreements as defined in the Revolver Credit Agreement.
“Revolver Credit Agreement Obligations” means:
(a)    (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Revolver Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Revolver Credit Agreement, (iii) all obligations with respect to Revolver Credit Agreement Hedge Agreements and Revolver Credit Agreement Cash Management Obligations and (iv) all guarantee obligations, fees, expenses and all other obligations under the Revolver Credit Agreement and the other Loan Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and
(b)    to the extent any payment with respect to any Revolver Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other Pari Passu Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolver Credit Agreement Secured Parties and the Other Pari Passu Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Revolver Credit Agreement Documents are disallowed by order of any court, including, without limitation, by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Revolver Credit Agreement Secured Parties and the Other Pari Passu Secured Parties, be deemed to continue to accrue and be added to the amount to be calculated as the “Revolver Credit Agreement Obligations”.
“Revolver Credit Agreement Secured Parties” means, collectively, the holders of any Revolver Credit Agreement Obligations, including the Secured Parties as defined in the Revolver Credit Agreement or in the Revolver Credit Agreement Collateral Documents, and the Revolver Representative.
“Revolver Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Revolver Credit Agreement Secured Parties (in their capacities as such), (ii) the Term Secured Parties (in their capacities as such), and (iii) the Other Pari Passu Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other Pari Passu Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Revolver Credit Agreement Obligations, (ii) the Term Obligations and (iii) the Other Pari Passu Obligations incurred pursuant to any Other Pari Passu Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other Pari Passu Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Passu Obligations (or their respective Representatives on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the Pari Passu Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of Pari Passu Obligations are outstanding at any time and the holders of less than all Series of Pari Passu Obligations hold, or purport to hold, or are required to hold pursuant to the Pari Passu Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Passu Obligations that hold, or purport to hold, or are required to hold pursuant to the Pari Passu Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series that does not hold, or purport to hold, or are required to hold pursuant to the Pari Passu Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Term Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Term Collateral Documents” means the [Security][Collateral] Documents (as defined in the Term Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Term Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).
“Term Agreement” means [    ] Describe the credit agreement, indenture or other document pursuant to which the Term Obligations are incurred.
“Term Documents” means the Term Agreement, each Term Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Term Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Term Obligations” means the Other Pari Passu Obligations pursuant to the Term Documents.
“Term Secured Parties” means, collectively, the holders of any Term Obligations and the Term Representative.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“Underlying Assets” has the meaning assigned to such term in Section 2.04(a).

SECTION 1.02	Rules of Interpretation.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented, renewed, extended or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
ARTICLE II.
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims.
(a)    Anything contained herein or in any of the Pari Passu Credit Documents to the contrary notwithstanding (but subject to Sections 2.01(b) and 2.11(b)), if an Event of Default has occurred and is continuing and the Applicable Representative is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor, or any Pari Passu Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any Pari Passu Secured Party or received by the Applicable Representative or any Pari Passu Secured Party pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the Pari Passu Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Representative and not returned to any Grantor under any Pari Passu Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Representative in the following order:
(i)    FIRST, to the payment of all amounts owing to each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each such Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Pari Passu Credit Document or any of the Pari Passu Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Pari Passu Credit Documents and all fees and indemnities owing to such Representatives, ratably to each such Representative in accordance with the amounts payable to it pursuant to this clause FIRST;
(ii)    SECOND, subject to Sections 2.01(b) and 2.11(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other Pari Passu Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the Pari Passu Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such Pari Passu Obligations owing to each such respective Representative and the other Pari Passu Secured Parties represented by it for distribution by such Representative in accordance with its respective Pari Passu Credit Documents; and
(iii)    THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same.
If, despite the provisions of this Section 2.01(a), any Pari Passu Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Passu Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Passu Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Passu Secured Parties for distribution in accordance with this Section 2.01(a).
(b)    (i) Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such Impairment exists.
(ii)    In furtherance of the foregoing and without limiting the provisions of Section 2.03, it is the intention of the Pari Passu Secured Parties of each Series that the holders of Pari Passu Obligations of such Series (and not the Pari Passu Secured Parties of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Passu Obligations), (y) any of the Pari Passu Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of Pari Passu Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Passu Obligations) on a basis ranking prior to the security interest of such Series of Pari Passu Obligations but junior to the security interest of any other Series of Pari Passu Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of Pari Passu Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Pari Passu Obligations shall not be deemed to be an Impairment of any Series of Pari Passu Obligations. In the event of any

Impairment with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Passu Obligations, and the rights of the holders of such Series of Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Passu Obligations subject to such Impairment. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Passu Obligations or the Pari Passu Credit Documents governing such Pari Passu Obligations shall refer to such obligations or such documents as so modified.
(c)    It is acknowledged that the Pari Passu Obligations of any Series may, subject to the limitations set forth in the then existing Pari Passu Credit Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Passu Secured Parties of any Series.
(d)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Passu Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Pari Passu Credit Documents or any defect or deficiencies in the Liens securing the Pari Passu Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b)), each Pari Passu Secured Party hereby agrees that the Liens securing each Series of Pari Passu Obligations on any Shared Collateral shall be of equal priority.
(e)    Notwithstanding anything in this Agreement or any other Pari Passu Document to the contrary, prior to the Discharge of the Revolver Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Revolver Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Revolver Credit Agreement shall be applied as specified in the Revolver Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(a)    Notwithstanding Section 2.01, (i) only the Applicable Representative shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Representative shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other Pari Passu Secured Party other than the Applicable Representative) and (iii) no Pari Passu Secured Party (other than the Applicable Representative) shall or shall instruct any Representative to, and no Representative that is not the Applicable Representative shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any Collateral Document (other than the Collateral Documents applicable to the Applicable Representative), applicable law or otherwise, it being agreed that only the Applicable Representative, acting in accordance with the Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.
(b)    Without limiting the provisions of Section 4.02, each Non-Controlling Representative that is not the Applicable Representative hereby appoints the Applicable Representative as its agent and authorizes the Applicable Representative to exercise any and all remedies under each Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.
(c)    Notwithstanding the equal priority of the Liens securing each Series of Pari Passu Obligations granted on the Shared Collateral, the Applicable Representative (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Representative had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative or Non-Controlling Secured Party that is not the Applicable Representative will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Representative or the Controlling Secured Parties or any other exercise by the Applicable Representative or the Controlling Secured Parties of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party or any Representative with respect to any Collateral not constituting Shared Collateral.
(d)    Each of the Representatives (other than the Revolver Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other Pari Passu Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other Pari Passu Agreement) other than pursuant to the Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Representative and the Series of Pari Passu Secured Parties for which it is acting hereunder agrees to be bound by the provisions of this Agreement and the other Collateral Documents applicable to it.
(e)    Each of the Pari Passu Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Representative to enforce this Agreement or (ii) the rights of any Pari Passu Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Pari Passu Obligations.

SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions.
(a)    Each Pari Passu Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any Pari Passu Obligations of any Series or any Collateral Document or the validity, attachment, perfection or priority of any Lien under any Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Pari Passu Secured Party from challenging or questioning the validity or enforceability of any Pari Passu Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Representative, (iii) except as provided in Section 2.02, it shall have no right to and shall not otherwise (A) direct the Applicable Representative or any other Pari Passu Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Representative or any other Pari Passu Secured Party represented thereby of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Representative or any other Pari Passu Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Representative or any other Pari Passu Secured Party to enforce this Agreement including, without limitation, Section 2.01(b).
(b)    Each Pari Passu Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Passu Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Pari Passu Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Representative, to be distributed by such Applicable Representative in accordance with the provisions of Section 2.01(a).
(c)    None of the Applicable Representative or any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Representative or any other Pari Passu Secured Party with respect to any Collateral in accordance with the provisions of this Agreement.

SECTION 2.04	Automatic Release of Liens.
(a)    If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Representative in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Representatives for the benefit of each Series of Pari Passu Secured Parties (or in favor of such other Pari Passu Secured Parties if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of the foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Representative on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01. If in connection with any such foreclosure or other exercise of remedies by the Applicable Representative, the Applicable Representative releases any guarantor from its obligation under a guarantee of the Series of Pari Passu Obligations for which it serves as agent prior to a Discharge of such Series of Pari Passu Obligations, such guarantor also shall be released from its guarantee of all other Pari Passu Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Representative, in each case prior to the Discharge of such Series of Pari Passu Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Representative releases its Lien on the property or assets of such Person, then the Liens of each other Representative (or in favor of such other Pari Passu Secured Parties if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Representative; provided that any Proceeds of any such equity interests foreclosed upon where the Applicable Representative releases its Lien on the assets of such Person and another Series of Pari Passu Obligations holds a Lien on any of such assets (any such assets, the “Underlying Assets”), which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of Pari Passu Obligations holds a Lien on such equity interests so disposed of), shall be applied pursuant to Section 2.01.
(b)    Without limiting the rights of the Applicable Representative under Section 4.02, each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Representative to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section 2.04.

SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its Subsidiaries.
(b)    If any Grantor shall become subject to a case under the Bankruptcy Code (a “Bankruptcy Case”) and shall, as debtor(s)-in-possession, move for approval of financing (“DIP

Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Pari Passu Secured Party (other than any Controlling Secured Party or any Representative of any Controlling Secured Party) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Secured Parties shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Passu Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Pari Passu Secured Parties as set forth in this Agreement (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to Section 2.01(a) and (D) if any Pari Passu Secured Parties are granted adequate protection with respect to the Pari Passu Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a); provided that the Pari Passu Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such Pari Passu Secured Parties or their Representative); and provided further that the Pari Passu Secured Parties receiving adequate protection shall not object to any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.
(c)    If any Pari Passu Secured Party is granted adequate protection (A) in the form of Liens on any additional collateral, then each other Pari Passu Secured Party shall be entitled to seek, and each Pari Passu Secured Party will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the Pari Passu Secured Parties as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other Pari Passu Secured Party shall be entitled to seek, and each Pari Passu Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Pari Passu Obligations pursuant to Section 2.01.
SECTION 2.06    Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash.
SECTION 2.07    Insurance. As among the Pari Passu Secured Parties, the Applicable Representative (acting at the direction of the Applicable Representative), shall have the right, but no obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Representative receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable Pari Passu Documents, such proceeds shall be turned over to the Applicable Representative for application as provided in Section 2.01.
SECTION 2.08    Refinancings. The Pari Passu Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Pari Passu Credit Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. If such Refinancing Indebtedness is intended to constitute a Replacement Revolver Credit Agreement, the Company shall so state in its Designation.

SECTION 2.09	Gratuitous Bailee/Agent for Perfection.
(a)    The Possessory Collateral constituting Shared Collateral shall be delivered to the Applicable Representative and the Applicable Representative agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Pari Passu Secured Party (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of the Revolver Representative, the Revolver Representative agrees to also hold control over such Deposit Accounts as gratuitous agent for each other Pari Passu Secured Parties and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts subject to the terms and conditions of this Section 2.09.

(b)    Each Representative agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Pari Passu Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Representative, each such Representative agrees to also hold control over such Deposit Accounts as gratuitous agent for each other Pari Passu Secured Party and any assignee solely for purpose of perfecting the security in such Deposit Accounts, subject to the terms and conditions of this Section 2.09.
(c)    No Representative shall have any obligation whatsoever to any Pari Passu Secured Party to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of each Representative under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided in clause (e) below.
(d)    None of the Representatives or any of the Pari Passu Secured Parties shall have by reason of the Pari Passu Credit Documents, this Agreement or any other document a fiduciary relationship in respect of the other Representatives or any other Pari Passu Secured Party, and each Representative and each Pari Passu Secured Party hereby waives and releases the other Representatives and Pari Passu Secured Parties from all claims and liabilities arising pursuant to any Representative’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).
(e)    At any time the Person acting as Applicable Representative ceases to act as Applicable Representative, such outgoing Applicable Representative shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the incoming Applicable Representative to the extent Pari Passu Obligations remain outstanding and second, to the applicable Grantor to the extent no Pari Passu Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same. The outgoing Applicable Representative further agrees to take all other action reasonably requested by the incoming Applicable Representative at the expense of the Company in connection with the incoming Applicable Representative obtaining a first-priority security interest in the Shared Collateral.

SECTION 2.10	Amendments to Collateral Documents.
(a)    Without the prior written consent of each other Representative, each Representative agrees that no Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(b)    In determining whether an amendment to any Collateral Document is permitted by this Section 2.10, each Representative may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

SECTION 2.11	Similar Liens and Agreements.
(a)    Subject to paragraph (b) below, the parties hereto agree that it is their intention that the Collateral be substantially identical for all Pari Passu Secured Parties; provided, that this provision will not be violated with respect to any particular Series if for any reason the Representative for that Series expressly declines to accept a Lien on such asset or property (any such declined Lien with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
(i)    upon request by any Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolver Credit Agreement Documents and the Other Pari Passu Documents; and
(ii)    that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Revolver Credit Agreement Obligations and the Other Pari Passu Obligations shall, subject to the terms and conditions of Section 5.02, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other Pari Passu Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other Pari Passu Obligations and to address any Declined Lien.
(b)    Notwithstanding anything in this Agreement or any other First Lien Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure reimbursement obligations in respect of letters of credit shall solely secure, and shall be applied as specified in, the Revolver Credit Agreement or Other Pari Passu Agreement, as applicable, pursuant to which such letters of credit were issued and will not constitute Shared Collateral.

ARTICLE III.
EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS
Whenever any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other person as a result of such determination.
ARTICLE IV.
THE APPLICABLE REPRESENTATIVE

SECTION 4.01	Authority.
(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Representative to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Representative, except that each Applicable Representative shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.
(b)    In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Representative shall be entitled, for the benefit of the Pari Passu Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Passu Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Passu Secured Parties waives any claim it may now or hereafter have against any Representative of any other Series of Pari Passu Obligations or any other Pari Passu Secured Party of any other Series arising out of (i) any actions that any such Representative or any Pari Passu Secured Party represented by it take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, guarantor or any other party) in accordance with the Collateral Documents or any other agreement related thereto or in connection with the collection of the Pari Passu Obligations or the valuation, use, protection or release of any security for the Pari Passu Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of Pari Passu Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Representative shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction without the consent of each Representative representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02	Power-of-Attorney.
Each Non-Controlling Representative that is not the Applicable Representative, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Applicable Representative and any officer or agent of the Applicable Representative, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative or Pari Passu Secured Party, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.
ARTICLE V.
MISCELLANEOUS

SECTION 5.01	Integration/Conflicts.
This Agreement together with the other Pari Passu Credit Documents and the Collateral Documents represents the entire agreement of each of the Grantors and the Pari Passu Secured Parties with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative or Pari Passu Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the Pari Passu Credit Documents, the provisions of this Agreement shall govern and control.

SECTION 5.02	Effectiveness; Continuing Nature of this Agreement; Severability.
This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the Pari Passu Secured Parties of any Series may continue, at any time and without notice to any Pari Passu Secured Party of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting Pari Passu Obligations in reliance hereon. Each Representative, on behalf of itself and the Pari Passu Secured Parties represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or the Pari Passu Secured Parties represented by such Representative and their Pari Passu Obligations on the date on which no Pari Passu Obligations of such Pari Passu Secured Parties are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable Pari Passu Documents, subject to the rights of the Pari Passu Secured Parties under Section 2.06; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.03	Amendments; Waivers.
(a)    No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are directly affected.
(b)    Notwithstanding the foregoing, without the consent of any Pari Passu Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 and upon such execution and delivery, such

Representative and the Other Pari Passu Secured Parties and Other Pari Passu Obligations of the Series for which such Representative is acting shall be subject to the terms hereof.
(c)    Notwithstanding the foregoing, without the consent of any other Representative or Pari Passu Secured Party, the Applicable Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other Pari Passu Obligations in compliance with the Revolver Credit Agreement and the other Pari Passu Credit Documents.

SECTION 5.04	Information Concerning Financial Condition of the Grantors and their Subsidiaries.
The Representative and the Pari Passu Secured Parties of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Pari Passu Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Pari Passu Obligations. The Representative and the other Pari Passu Secured Parties of each Series shall have no duty to advise the Representative or Pari Passu Secured Parties of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or any of the other Pari Passu Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative or Pari Passu Secured Parties of any other Series, it or they shall be under no obligation:
(a)    to make, and the Representative and the other Pari Passu Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;
(b)    to provide any additional information or to provide any such information on any subsequent occasion;
(c)    to undertake any investigation; or
(d)    to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.05	Submission to Jurisdiction; Certain Waivers.
Each of the Company, each other Grantor and each Representative, on behalf of itself and the applicable Pari Passu Secured Parties for whom it is acting, hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of

Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;
(b)    agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;
(c)    agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Pari Passu Credit Document shall affect any right that any Pari Passu Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Pari Passu Credit Document against such Grantor or any of its assets in the courts of any jurisdiction;
(d)    waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Collateral Document in any court referred to in paragraph (a) of this Section 5.05 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);
(e)    consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.07 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);
(f)    agrees that service as provided in paragraph (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and
(g)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.06	WAIVER OF JURY TRIAL.
EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

SECTION 5.07	Notices.
Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
Revolver Representative:        Royal Bank of Canada
Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4
Attention: Manager, Agency Services
Facsimile: (416) 842-4023

Term Representative:            [            ]
[            ]
[            ]
Attention: [        ]
Facsimile: [        ]

The Company and the other Grantors:    [            ]
[            ]
[            ]
Attention: [        ]
Facsimile: [        ]

SECTION 5.08	Further Assurances.
Each Representative, on behalf of itself and the Pari Passu Secured Parties represented by it, and the Company and each other Grantor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.09	Agency Capacities.
Except as expressly provided herein, (a) ROYAL BANK OF CANADA, is acting in the capacity of Revolver Representative solely for the Revolver Credit Agreement Secured Parties, (b) the Term Representative is acting in the capacity of Representative solely for the Term Secured Parties and (c) each other Representative is acting in the capacity of Representative, respectively, solely for the Other Pari Passu Secured Parties under the Other Pari Passu Documents for which it is the named Representative, as the case may be, in the applicable Joinder Agreement.

SECTION 5.10	GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.11	Binding on Successors and Assigns.
This Agreement shall be binding upon each Representative, the Pari Passu Secured Parties, the Company and the other Grantors and their respective successors and assigns. If any of the Representatives resigns or is replaced pursuant to the applicable Pari Passu Credit Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12	Section Headings.
Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13	Counterparts.
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14	Other Pari Passu Obligations.
(a)    To the extent, but only to the extent, not prohibited by the provisions of the Revolver Credit Agreement and the other Pari Passu Documents, the Company may incur (x) additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing except to the extent constituting Indebtedness under a Replacement

Revolver Credit Agreement) that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the Revolver Credit Agreement Obligations and the Other Pari Passu Obligations (such Indebtedness, “Additional Debt”) and (y) Indebtedness under any Replacement Revolver Credit Agreement that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the Other Pari Passu Obligations. Any such Additional Debt and related other Pari Passu Obligations may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other Pari Passu Documents, if and subject to the condition that the Additional Representative of any such Additional Debt, acting on behalf of the holders of such Additional Debt (such Additional Representative and holders in respect of any Additional Debt being referred to as “Additional Secured Parties”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b). Any Indebtedness and other Revolver Credit Agreement Obligations under any Replacement Revolver Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Revolver Credit Agreement Documents, if and subject to the condition that the Replacement Representative, acting on behalf of the holders of such Revolver Credit Agreement Obligations, becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).
(b)    In order for an Additional Representative or, in the case of a Replacement Revolver Credit Agreement, the Replacement Representative in respect thereof, to become a party to this Agreement,
(i)    such Additional Representative or such Replacement Representative shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Additional Representative and such Replacement Representative, as the case may be, and the Applicable Representative) pursuant to which either (x) such Additional Representative becomes a Representative hereunder, and such Additional Debt and the related Other Pari Passu Obligations in respect of which such Additional Representative is the Representative and the related Additional Secured Parties become subject hereto and bound hereby or (y) such Replacement Representative becomes the Revolver Representative hereunder, such Replacement Revolver Credit Agreement becomes the Revolver Credit Agreement hereunder and such Revolver Credit Agreement Obligations and holders of such Revolver Credit Agreement Obligations become subject hereto and bound hereby;
(ii)    the Company shall have delivered to each Representative:
(a)    true and complete copies of each of the Other Pari Passu Documents relating to such Additional Debt or the Replacement Revolver Credit Agreement, as the case may be, certified as being true and correct by a Responsible Officer of the Company;
(b)    a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other Pari Passu Obligations or Revolver Credit Agreement Obligations, if applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional Representative or the Replacement Representative, if

applicable, (C) certify that such (x) Additional Debt or (y) Revolver Credit Agreement Obligations, as applicable, is permitted by each Pari Passu Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional Debt and the related Other Pari Passu Obligations or Revolver Credit Agreement Obligations, as applicable and (D) in the case of a Replacement Revolver Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Revolver Credit Agreement and is designated as a Replacement Revolver Credit Agreement; and
(iii)    the Other Pari Passu Documents, as applicable, relating to such Additional Debt shall provide, in a manner reasonably satisfactory to each Representative, that each Additional Secured Party with respect to such Additional Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Debt.
(c)    Upon the execution and delivery of a Joinder Agreement by an Additional Representative or the Replacement Representative, in the case of a Replacement Revolver Credit Agreement, if applicable, in each case, in accordance with this Section 5.14, each other Representative shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14, and returning the same to such Additional Representative or Replacement Representative, as applicable; provided that the failure of any Representative to so acknowledge or return shall not affect the status of such debt as Additional Debt or a Replacement Revolver Credit Agreement, as the case may be, if the other requirements of this Section 5.14 are complied with.

SECTION 5.15	Authorization.
By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16	No Third Party Beneficiaries/Provisions Solely to Define Relative Rights.
The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.08 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17	No Indirect Actions.
Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effect as the prohibited action.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Revolver Representative, for and on behalf of itself and the Revolver Credit Agreement Secured Parties, and the Term Representative, for and on behalf of itself and the Term Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA, as Revolver Representative

By: ________________________________
Name:
Title:

By: ________________________________
Name:
Title:

[_________________________],
as Term Representative

By: ________________________________
Name:
Title:

Acknowledged and Agreed to by:

CASEY’S GENERAL STORES, INC.

By:
Name:
Title:

[INSERT NAMES OF OTHER GRANTORS]
By: ______________________________________
Name:
Title:

Exhibit A
to Pari Passu Intercreditor Agreement

FORM OF JOINDER AGREEMENT
JOINDER NO. [       ] dated as of [              ], 20[ ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], [ ], (the “Pari Passu Intercreditor Agreement”), among Royal Bank of Canada, as Revolver Representative, [_________], as Term Representative, and the additional Representatives from time to time a party thereto, and acknowledged and agreed to by CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Company”), and the other Grantors signatory thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.    As a condition to the ability of the Company to incur [Other Pari Passu Obligations] [Revolver Credit Agreement Obligations under the Replacement Revolver Credit Agreement] and to secure such [Other Pari Passu Obligations] [Revolver Credit Agreement Obligations] with the liens and security interests created by the [Other Pari Passu Collateral Documents] [Revolver Credit Agreement Collateral Documents], the [Additional Representative in respect of such Additional Debt] [Replacement Representative in respect of the Revolver Credit Agreement Obligations under the Replacement Revolver Credit Agreement] is required to become [a Representative][the Revolver Representative], and the [Additional Debt and the Additional Secured Parties] [Revolver Credit Agreement Secured Parties] in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such [Additional Representative may become a Representative][Replacement Representative may become the Revolver Representative], and such [Additional Secured Parties] [Revolver Credit Agreement Secured Parties] may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the [Additional Representative] [Replacement Representative] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned [Additional Representative][Replacement Representative] (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.
Accordingly, the New Representative agrees as follows:
SECTION 1.    In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative by its signature below becomes [a Representative][the Revolver Representative] under, and the related [Additional Debt][Replacement Revolver Credit Agreement] and [Additional Secured Parties][Revolver Credit Agreement Secured Parties] become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as [a Representative][the Revolver Representative], respectively, [and] (ii) the New Representative, on their behalf and on behalf of such [Additional Secured Parties] [Revolver Credit Agreement Secured Parties], hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as

[Representative][Revolver Representative], and to the [Additional Secured Parties] [Revolver Credit Agreement Secured Parties] that it represents as [Other Pari Passu Secured Parties][Revolver Credit Agreement Secured Parties] [and (iii) the Replacement Revolver Credit Agreement hereby becomes the Revolver Credit Agreement]. Each reference to [a “Representative”][“Revolver Representative”] in the Pari Passu Intercreditor Agreement shall be deemed to [include][refer to] the New Representative[, and each reference to the “Revolver Credit Agreement” shall be deemed to refer to the Replacement Revolver Credit Agreement]. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Representative represents and warrants to each Representative and the other Pari Passu Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the [Other Pari Passu Documents relating to such Additional Debt provide][Replacement Revolver Credit Agreement provides] that, upon the New Representative’s entry into this Joinder Agreement, the [Additional Secured Parties][Revolver Credit Agreement Secured Parties] in respect of such [Other Pari Passu Obligations][Revolver Credit Agreement Obligations] will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as [Other Pari Passu Secured Parties][Revolver Credit Agreement Secured Parties].
SECTION 3.    This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Representative shall have received a counterpart of this Joinder Agreement that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.
SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6.    Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its respective address set forth below its signature hereto.
SECTION 8. Sections 5.08 and 5.09 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[          ] for the holders of [                        ],

By: ________________________________
Name:
Title:

Address for notices:

Attention of:
Facsimile:

Receipt acknowledged by:

ROYAL BANK OF CANADA,
as Revolver Representative

By: ________________________________
Name:
Title:

By: ________________________________
Name:
Title:

[                                                  ],
as Term Representative

By: _____________________________________
Name:
Title:

[OTHERS AS NEEDED]

Exhibit B
to Pari Passu Intercreditor Agreement

[FORM OF]
DEBT DESIGNATION
Reference is made to the Pari Passu Intercreditor Agreement dated as of ___________, 20__ (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among ROYAL BANK OF CANADA, as Revolver Representative, [_________], as Term Representative, and the additional Representatives from time to time a party thereto, and acknowledged and agreed to by CASEY’S GENERAL STORES, INC., an Iowa corporation (together, the “Company”) and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related Pari Passu Obligations] [Revolver Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.
The undersigned, the duly appointed [specify title] of the [Company] hereby certifies on behalf of the [Company] that:
(a)    [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [ ] pursuant to the following agreement: [describe [credit agreement, indenture, other agreement giving rise to Additional Debt][Replacement Revolver Credit Agreement (“New Agreement”)]] which will be [Other Pari Passu Obligations] [Revolver Credit Agreement Obligations];
(b)    the name and address of the [Additional Representative for the Additional Debt and the related Other Pari Passu Obligations] [Replacement Representative for the Replacement Revolver Credit Agreement] is:
_____________________________
_____________________________
Telephone: ___________________
Fax:     _______________________

(a)    such [Additional Debt and the related Other Pari Passu Obligations] [Revolver Credit Agreement Obligations] is permitted by each Pari Passu Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional Debt and the related Other Pari Passu Obligations][Revolver Credit Agreement Obligations] [insert for Replacement Revolver Credit Agreements only: ; and
(b)    the New Agreement satisfies the requirements of a Replacement Revolver Credit Agreement and is hereby designated as a Replacement Revolver Credit Agreement].
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of ___________________, 20____.

[COMPANY]

By: ________________________________
Name:
Title:

EXHIBIT D-1
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of January 11, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,” by and among Casey’s General Stores, Inc. (the “Borrower”), the Lenders party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Parent or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower and the Administrative Agent.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-2
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of January 11, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,” by and among Casey’s General Stores, Inc. (the “Borrower”), the Lenders party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower and the Administrative Agent.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-3
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of January 11, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,” by and among Casey’s General Stores, Inc. (the “Borrower”), the Lenders party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of January 11, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,” by and among Casey’s General Stores, Inc. (the “Borrower”), the Lenders party thereto, the Issuing Banks from time to time party thereto and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Parent within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E

FORM OF GUARANTY

[attached hereto]

GUARANTY

dated as of

[_]

among

CASEY’S GENERAL STORES, INC.,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

ROYAL BANK OF CANADA,
as Administrative Agent

Page
ARTICLE I Definitions.    1
Section 1.01     Credit Agreement Definitions.    1
Section 1.02    Other Defined Terms.    1
ARTICLE II Guarantee.    2
Section 2.01    Guarantee.    2
Section 2.02    Guarantee of Payment.    2
Section 2.03    No Limitations.    3
Section 2.04    Reinstatement.    4
Section 2.05    Agreement To Pay; Subrogation.    5
Section 2.06    Information.    5
Section 2.07    Representations and Warranties.    5
ARTICLE III Indemnity, Subrogation and Subordination.    5
ARTICLE IV Miscellaneous.    6
Section 4.01    Notices.    6
Section 4.02    Waivers; Amendment.    6
Section 4.03    Administrative Agent’s Fees and Expenses; Indemnification.    6
Section 4.04    Successors and Assigns.    7
Section 4.05    Survival of Agreement.    7
Section 4.06    Counterparts; Effectiveness; Several Agreement.    7
Section 4.07    Severability.    7
Section 4.08    GOVERNING LAW, ETC.    8
Section 4.09    WAIVER OF RIGHT TO TRIAL BY JURY.    8
Section 4.10    Headings.    8
Section 4.11    Obligations Absolute.    9
Section 4.12    Termination or Release.    9
Section 4.13    Additional Subsidiaries.    9
Section 4.14    Recourse; Limited Obligations.    10
Section 4.15    Right of Set-Off.    10
SCHEDULES
Schedule I    --    Initial Guarantors
EXHIBITS
Exhibit I    -- Form of Guaranty Supplement

This GUARANTY, dated as of [_] is among CASEY’S GENERAL STORES, INC. (the “Borrower”), an Iowa corporation, the other Guarantors set forth on Schedule I hereto or otherwise from time to time party hereto and ROYAL BANK OF CANADA, as Administrative Agent for the Guaranteed Parties (as defined below) (together, with its successors and assigns, the “Administrative Agent”).
Reference is made to the Credit Agreement, dated as of January 11, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, the Lenders and Issuing Banks from time to time party thereto.
The Lenders have agreed to extend credit to the Borrower and the Issuing Banks have indicated their willingness to issue Letters of Credit on the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and Issuing Banks to continue to extend such credit are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders and Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions.
Section 1.01     Credit Agreement Definitions. Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in Section 1.01 of the Credit Agreement.
The rules of construction specified in Sections 1.02 through 1.07 (inclusive) of the Credit Agreement also apply to this Agreement.
Section 1.02    Other Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“Accommodation Payment” has the meaning assigned to such term in Article III.
“Agreement” means this Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Allocable Amount” has the meaning assigned to such term in Article III.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Guaranteed Obligations” mean the “Obligations” as defined in the Credit Agreement.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, any Affiliate of a Lender to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent pursuant to Article VIII of the Credit Agreement.
“Guarantors” means, collectively, (a) the Borrower (other than with respect to its own obligations) and (b) each Subsidiary listed on Schedule I hereto, and any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.13; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.12, such Person shall cease to be a Guarantor hereunder and for all purposes effective upon such release.
“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.
“Qualified ECP Grantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Termination Conditions” means (a) the payment in full in cash of the Obligations (other than (x) Obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit (unless backstopped or cash collateralized in accordance with Section 2.05(j) of the Credit Agreement or in a manner reasonably acceptable to the applicable Issuing Banks).
“UFCA” has the meaning assigned to such term in Article III.
“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee.

Section 2.01    Guarantee. Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02    Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Law shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Guaranteed

Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Guaranteed Party on any number of occasions.
Section 2.03    No Limitations.
(a)    Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by, and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of, (i) the failure of the Administrative Agent, any other Guaranteed Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Guaranteed Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any security held by or on behalf of the Administrative Agent or any other Guaranteed Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Guaranteed Party or any other Person, whether in connection with the Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the satisfaction of the Termination Conditions). Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b)    To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the satisfaction of the Termination Conditions. The Administrative Agent and the other Guaranteed Parties may in accordance with the terms of the Loans Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Conditions have been satisfied. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Guarantor waives any and all suretyship defenses.
(c)    Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or similar foreign, federal or state law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.
(d)    Each Guarantor acknowledges that it will receive direct or indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.
(e)    Each Qualified ECP Grantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Grantor shall only be liable under this Section 2.03(e) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.03(e), or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Grantor under this Section 2.03(e) shall remain in full force and effect until the Termination Conditions have been satisfied. Each Qualified ECP Grantor intends that this Section 2.03(e) constitute, and this Section 2.03(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 2.04    Reinstatement. Notwithstanding anything to the contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Guaranteed Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05    Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.
Section 2.06    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
Section 2.07    Representations and Warranties. Each Guarantor hereby represents and warrants that this Agreement (i) has been duly executed and delivered by each Guarantor that is party hereto and (ii) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party hereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or law).

ARTICLE III

Indemnity, Subrogation and Subordination.

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the payments that must be made in order for the Termination Conditions to be satisfied. If any amount shall be paid to the Borrower or any other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans or other advances made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment of the payments that must be made in order for the Termination Conditions to be satisfied. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous.

Section 4.01    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to a Guarantor shall be given in care of the Borrower.
Section 4.02    Waivers; Amendment. (a)    No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Guaranteed Party in any case shall entitle any Guaranteed Party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.
Section 4.03    Administrative Agent’s Fees and Expenses; Indemnification. (a)    Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed for this purpose to also be a reference to each “Guarantor.”
(b)    Any such amount payable as provided hereunder shall be additional Obligations guaranteed hereby. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent. All amounts due under this Section 4.03 shall be payable within fifteen Business Days of written demand therefor.

Section 4.04    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party permitted under the Credit Agreement; and all covenants, promises and agreements by or on behalf of any Guarantor or any Guaranteed Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction expressly permitted under the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.
Section 4.05    Survival of Agreement. All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Guaranteed Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Guaranteed Party or on its behalf and notwithstanding that any Guaranteed Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.
Section 4.06    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the other Guaranteed Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in.pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
Section 4.07    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08    GOVERNING LAW, ETC. (a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTEED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
(c)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 4.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 4.09    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.09.
Section 4.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11    Obligations Absolute. To the extent permitted by Law, all rights of the Administrative Agent and the other Guaranteed Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.
Section 4.12    Termination or Release. (a)    This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when the Termination Conditions have been satisfied.
(b)    A Guarantor shall automatically be released (i) in the circumstances set forth in Section 5.09 of the Credit Agreement and in paragraph (i) of Article VIII of the Credit Agreement or (ii) upon consummation of any transaction or designation permitted under the Credit Agreement pursuant to which such Guarantor ceases to be a Subsidiary.
(c)    If a Collateral/Covenant Suspension Period occurs, a Guarantor shall automatically be released pursuant to and in accordance with the provisions of Section 5.10 of the Credit Agreement.
(d)    In connection with any termination or release pursuant to this Section 4.12, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to paragraphs (a), (b) or (c) above shall be without recourse, representation or warranty of any kind (whether express or implied) by the Administrative Agent.
(e)    At any time that the respective Guarantor desires that the Administrative Agent take any of the actions described in immediately preceding paragraph (d), it shall deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraphs (a), (b) or (c) above. The Administrative Agent shall have no liability whatsoever to any Guaranteed Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.
Section 4.13    Additional Subsidiaries. To the extent required by Section 5.09 of the Credit Agreement, a Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein, and such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement. Upon execution and delivery by the Administrative Agent and a Subsidiary of a Guaranty Supplement, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.14    Recourse; Limited Obligations. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Guaranteed Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.
Section 4.15    Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held by, and other Indebtedness at any time owing by such Lender to or for the credit or the account of the respective Guarantor against any and all obligations owing to such Lender hereunder, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the relevant Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.15 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
GUARANTORS:
CASEY’S GENERAL STORES, INC., as Borrower
By:
    Name:
    Title:
[_], as a Guarantor
By:
    Name:
    Title:

ACCEPTED AND AGREED:
ADMINISTRATIVE AGENT:
ROYAL BANK OF CANADA, as Administrative Agent
By:
    Name:
    Title:

SCHEDULE I TO GUARANTY
INITIAL GUARANTORS

1.	Casey’s General Stores, Inc.
[__]

EXHIBIT I TO GUARANTY
FORM OF GUARANTY SUPPLEMENT
SUPPLEMENT NO.      dated as of                  , 20    , to the Guaranty dated as of [_], among Casey’s General Stores, Inc., the other Guarantors party thereto from time to time and Royal Bank of Canada, as Administrative Agent on behalf of the Guaranteed Parties (together, with its successors and assigns, the “Administrative Agent”) (as amended, restated, modified or supplemented from time to time, the “Guaranty”).
A.    Reference is made to the Credit Agreement, dated as of January 11, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), by, among others, Casey’s General Stores, Inc. (the “Borrower”), the Lenders party thereto, Royal Bank of Canada, as Administrative Agent for the Lenders, each Lender and Issuing Bank from time to time party thereto.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.
C.    The Guarantors have entered into the Guaranty in order to induce the Lenders and Issuing Banks to extend such credit. Section 4.13 of the Guaranty provides that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty as consideration for Loans and Letters of Credit previously made.
Accordingly, the Administrative Agent and the New Guarantor agree as follows:
Section 1. In accordance with Section 4.13 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.
Section 2. The New Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Guaranty Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
Section 3. This Guaranty Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Guaranty Supplement that bears the signature of the New Guarantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Guaranty Supplement by telecopy or other electronic imaging means (including in .pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Guaranty Supplement.
Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.12 thereof.
Section 5.
(a)    THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    BY EXECUTING AND DELIVERING THIS GUARANTY SUPPLEMENT, THE NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTEED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE NEW GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS GUARANTY SUPPLEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
(c)    THE NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 6. If any provision of this Guaranty Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.
Section 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Guaranty Supplement, as provided in Section 4.03 of the Guaranty.
Section 9. For purposes of New York General Obligations Law §5-1105, the parties hereto agree that the promise by the New Guarantor contained herein is a Guaranty (as defined in the Credit Agreement) and that (i) the consideration for this Guaranty, which is hereby expressed in writing, is the making of the Loans to the Borrower on the Closing Date and from time to time thereafter, the making of Commitments with respect to the Loans on the Closing Date and from time to time thereafter and the other extensions of credit that constitute Obligations under the Credit Agreement from time to time outstanding, and (ii) such Loans, Commitments and other extensions of credit have been given and/or performed and would be valid consideration for this Guaranty Supplement but for the time that they were given (i.e., would have been valid consideration for this Guaranty if the New Guarantor had entered into this Guaranty contemporaneously with the initial making of the Loans, Commitments and other extensions of credit on the Closing Date).

IN WITNESS WHEREOF, the New Guarantor has duly executed this Guaranty Supplement as of the day and year first above written.
[NAME OF NEW GUARANTOR]
By:
    Name:
    Title:
ROYAL BANK OF CANADA, as Administrative Agent
By:
    Name:
    Title:

EXHIBIT F

FORM OF PLEDGE AND SECURITY AGREEMENT

[attached hereto]

PLEDGE AND SECURITY AGREEMENT

Dated as of [_]

among

CASEY’S GENERAL STORES, INC.,

as Grantor

and

Each other Grantor
From Time to Time Party Hereto

and

ROYAL BANK OF CANADA,
as Administrative Agent

ARTICLE I	DEFINED TERMS 1

Section 1.1	Definitions 1

ARTICLE II	GRANT OF SECURITY INTEREST 5

Section 2.1	Collateral 5

Section 2.2	Grant of Security Interest in Collateral 6

ARTICLE III	REPRESENTATIONS AND WARRANTIES 7

Section 3.1	Title; No Other Liens 7

Section 3.2	Perfection and Priority 7

Section 3.3	Jurisdiction of Organization; Chief Executive Office 8

Section 3.4	Perfection Certificate 8

Section 3.5	Pledged Collateral 8

Section 3.6	[Reserved] 8

Section 3.7	Intellectual Property 8

Section 3.8	Commercial Tort Claims 9

ARTICLE IV	COVENANTS 9

Section 4.1	Generally 9

Section 4.2	Maintenance of Perfected Security Interest; Further Documentation 10

Section 4.3	Changes in Locations, Name, Etc 10

Section 4.4	Pledged Collateral 10

Section 4.5	Accounts 12

Section 4.6	Delivery of Instruments and Chattel Paper 12

Section 4.7	Intellectual Property 12

Section 4.8	Notice of Commercial Tort Claims 14

Section 4.9	Insurance 14

ARTICLE V	REMEDIAL PROVISIONS 14

Section 5.1	Code and Other Remedies 14

Section 5.2	Accounts and Payments in Respect of General Intangibles 15

Section 5.3	Pledged Collateral 15

Section 5.4	Grant of Intellectual Property License 16

Section 5.5	Registration Rights 16

Section 5.6	Deficiency 16

ARTICLE VI	THE ADMINISTRATIVE AGENT 16

Section 6.1	Administrative Agent’s Appointment as Attorney-in-Fact 16

(continued)

Section 6.2	Duty of Administrative Agent 18

Section 6.3	Authorization of Financing Statements 18

Section 6.4	Authority of Administrative Agent 18

ARTICLE VII	MISCELLANEOUS 19

Section 7.1	Amendments in Writing 19

Section 7.2	Notices 19

Section 7.3	No Waiver by Course of Conduct; Cumulative Remedies 19

Section 7.4	Successors and Assigns 19

Section 7.5	Counterparts 20

Section 7.6	Severability 20

Section 7.7	Section Headings 20

Section 7.8	Entire Agreement 20

Section 7.9	Governing Law; Waiver of Jury Trial 20

Section 7.10	Additional Grantors 21

Section 7.11	Release of Collateral 21

Section 7.12	Reinstatement 21

Section 7.13	Administrative Agent 22

(continued)

Annexes
Annex 1    Form of Joinder Agreement
Annex 2    Form of Short Form Copyright Security Agreement
Annex 3    Form of Short Form Patent Security Agreement
Annex 4    Form of Short Form Trademark Security Agreement

PLEDGE AND SECURITY AGREEMENT, dated as of [_] (this “Agreement”), among CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) (each a “Grantor” and, collectively, the “Grantors”), in favor of ROYAL BANK OF CANADA, as administrative agent and collateral agent (in such capacities together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of January 11, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto, the Issuing Banks party thereto and Royal Bank of Canada, as Administrative Agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Grantors are party to the Guaranty pursuant to which they have guaranteed the Obligations (other than the Borrower with respect to its own obligations); and
WHEREAS, it is a condition precedent to the obligation of the Lenders to continue to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent.
NOW, THEREFORE, in consideration of the premises, the Administrative Agent and each Grantor hereby agree as follows:
ARTICLE I        DEFINED TERMS

Section 1.1    Definitions
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement. The rules of construction specified in Sections 1.03, 1.05, 1.06 and 1.07 of the Credit Agreement shall also apply to this Agreement.
(b)    The Perfection Certificate delivered on the date hereof and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.
(c)    Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):
“Account Debtor”
“Account”
“Certificated Security”

“Chattel Paper”
“Commercial Tort Claim”
“Commodity Account”
“Deposit Account”
“Documents”
“Entitlement Holder”
“Entitlement Order”
“Equipment”
“Financial Asset”
“General Intangible”
“Goods”
“Instruments”
“Inventory”
“Investment Property”
“Letter-of-Credit Right”
“Proceeds”
“Securities Account”
“Securities Intermediary”
“Security”
“Security Entitlement”
(d)    The following terms shall have the following meanings:
“Additional Pledged Collateral” means any Pledged Collateral acquired by any Grantor after the date hereof and in which a security interest is granted pursuant to Section 2.2 (Grant of Security Interest in Collateral), including, to the extent a security interest is granted therein pursuant to Section 2.2 (Grant of Security Interest in Collateral), (i) all Equity Interests of any Subsidiary that are acquired by any Grantor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all rights and Security Entitlements of any Grantor in respect of any of the foregoing, (ii) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (iii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing. Additional Pledged Collateral may be General Intangibles, Instruments or Investment Property.
“Agreement” means this Pledge and Security Agreement.
“Collateral” has the meaning specified in Section 2.1 (Collateral).
“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit, use or sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.
“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.
“Excluded Equity” means (i) any Equity Interests in excess of 65% of the total outstanding Equity Interests of (a) any direct Foreign Subsidiary (other than a Foreign Subsidiary that is the direct equity owner of Equity Interests of a Domestic Subsidiary) of any Grantor or (b) any direct Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries, (ii) margin stock, and (iii) Equity Interests in Receivables Entities.
“Excluded Property” means, collectively, (i) Excluded Equity, (ii) any rights under any permit, lease, license, contract, instrument or other agreement held by any Grantor that prohibits or requires the consent of any Person other than a Loan Party or any Subsidiary of a Loan Party as a condition to the creation by such Grantor of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable Law, (iii) Equipment owned by any Grantor that is subject to a Capitalized Lease Obligation or purchase money Lien permitted by clause (c), (d) or (e) of Section 6.02 of the Credit Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than a Loan Party or any Subsidiary of a Loan Party as a condition to the creation of any other Lien on such Equipment (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or regulation (including Title 11 of the United States Code) (iv) any U.S. “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed), (v) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than $200,000, (vi) Equity Interests in any Person other than the Borrower and wholly-owned Subsidiaries to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents, (vii) all leasehold interests in real property and any fee-owned real property, (viii) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC and the other applicable law (but excluding, for the avoidance of doubt, any proceeds or receivables with respect to any of the foregoing), (ix) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code), as determined by the Borrower in good faith in consultation with the Administrative Agent and (ix) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that (x) notwithstanding anything herein or in any other Loan Document to the contrary, to the extent a Lien on any of the foregoing assets that would have otherwise constituted “Excluded Property” hereunder has been granted to a Person other than a Secured Party (any such Lien, an “Excluded Property Lien”) and the granting of such Excluded Property Lien requires the Secured Obligations to be secured on an equal and ratable basis with such Excluded Property Lien pursuant to Section 6.13 of the Credit Agreement, any such assets secured by such Excluded Property Lien shall not, in any event, constitute “Excluded Property” hereunder and (y) “Excluded Property” shall not, in any event, include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would themselves constitute Excluded Property).
“Excluded Property Lien” has the meaning specified in the definition of “Excluded Property”.
“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercompany Note” means any promissory note evidencing loans made by any Grantor or any of its Subsidiaries to any of its Subsidiaries or another Grantor.
“Material Intellectual Property” means registered Intellectual Property owned by or licensed to a Grantor and material to the conduct of such Grantor’s business.
“Patents” means (a) all patents of the United States, any other country or any political subdivision thereof and all reissues, reexaminations and extensions thereof, (b) all applications for patents of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (c) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing.
“Patent License” means all written agreements providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention or design covered in whole or in part by a Patent.
“Pledged Certificated Stock” means all Certificated Securities and any other Equity Interests of a Subsidiary evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Grantor (except to the extent constituting Excluded Property), including all Equity Interests listed on Schedule 9 to the Perfection Certificate.
“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in Intercompany Notes and other Instruments evidencing any Indebtedness owed to such Grantor in an individual amount greater than or equal to $2,000,000 (except to the extent constituting Excluded Property), including all Indebtedness described on Schedule [_] to the Perfection Certificate, issued by the obligors named therein.
“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock. For purposes of this Agreement, the term “Pledged Stock” shall not include any Excluded Property.
“Pledged Uncertificated Stock” means any Equity Interests of any Subsidiary held by a Grantor that is not a Pledged Certificated Stock (except to the extent constituting Excluded Property), including all right, title and interest of any Grantor as a limited or general partner in any partnership or as a member of any limited liability company.
“Secured Obligations” means the Obligations.
“Securities Act” means the Securities Act of 1933, as amended.
“Trademark License” means any written agreement providing for the grant by or to any Grantor of any right to use any Trademark.
“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
ARTICLE II        GRANT OF SECURITY INTEREST

Section 2.1    Collateral
For the purposes of this Agreement, all of the following assets and property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a)    all Accounts;
(b)    all Chattel Paper;
(c)    all Deposit Accounts, Commodity Accounts, Securities Accounts and cash and Cash Equivalents;
(d)    all Documents;
(e)    all Goods and all Equipment;
(f)    all General Intangibles;
(g)    all Instruments;
(h)    all Intellectual Property;
(i)    all Inventory;
(j)    all Investment Property;
(k)    all Letter-of-Credit Rights;
(l)    all Pledged Collateral;
(m)    the Commercial Tort Claims described on Schedule [_] to the Perfection Certificate and on any supplement thereto received by the Administrative Agent pursuant to Section 4.8 (Notice of Commercial Tort Claims);
(n)    all books and records pertaining to the other property described in this Section 2.1;
(o)    all property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power;
(p)    all Supporting Obligations and all other Goods and personal property of such Grantor, whether tangible or intangible and wherever located; and
(q)    to the extent not otherwise included, all Proceeds;
provided, however, that “Collateral” shall not include any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date thereof to constitute Collateral.

Section 2.2    Grant of Security Interest in Collateral
Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, that, if and when any property that at any time constituted Excluded Property becomes Collateral, the Administrative Agent shall have, and at all times from and after the date thereof be deemed to have had, a security interest in such property.
ARTICLE III        REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each Grantor hereby represents and warrants each of the following to the Administrative Agent and the other Secured Parties:
Section 3.1    Title; No Other Liens
Except for the Lien granted to the Administrative Agent pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor (a) is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or Certificated Securities and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.
Section 3.2    Perfection and Priority
(a)    The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral for which perfection is governed by the UCC, recorded with the United States Patent and Trademark Office, or recorded with the United States Copyright Office upon (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule [_] to the Perfection Certificate (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly executed form), (ii) the delivery to the Administrative Agent of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Administrative Agent or in blank, (iii) the delivery to the Administrative Agent of control (within the meaning of UCC Section 8-106) over Collateral consisting of Pledged Uncertificated Securities and (iv) all appropriate filings having been made with the United States Patent and Trademark Office and the United States Copyright Office. Such security interest shall be prior to all other Liens on the Collateral other than Liens permitted under Section 6.02 of the Credit Agreement.
(b)    For the avoidance of doubt, no Grantor shall be required to enter into control agreements with respect to, or otherwise perfect any security interest by “control” including over, securities accounts, commodity accounts, deposit accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the

Borrower and its Subsidiaries, other than with respect to Pledged Collateral. Notwithstanding the foregoing, to the extent any of the foregoing accounts or cash or cash equivalents become subject to a perfected Lien in favor of any Person other than a Secured Party and the granting of such perfected Lien requires the Secured Obligations to be secured on an equal and ratable basis therewith, each applicable Grantor shall deliver to the Administrative Agent such customary control agreements or other documentation as shall be required to provide the Administrative Agent with a perfected Lien in respect of such all such applicable accounts, cash and/or cash equivalents.
(c)    For the avoidance of doubt, so long as the Company is in compliance with the limitation on Liens on real property assets set forth in Section 6.02 of the Credit Agreement, no Grantor shall be required to enter into mortgages or similar documentation with respect to any real property assets owned by it. Notwithstanding the foregoing, to the extent any real property assets of the Borrower or any of its Subsidiaries become subject to a Lien in favor of any Person other than a Secured Party in violation of Section 6.02 of the Credit Agreement, each applicable Grantor shall deliver to the Administrative Agent such customary mortgage and related deliverables (including with respect to title insurance, legal opinions and flood determination documentation) as shall be required to provide the Administrative Agent with a perfected Lien in respect of such real property assets.
Section 3.3    Jurisdiction of Organization; Chief Executive Office
On the Closing Date, or with respect to a Grantor who becomes a party hereto after the Closing Date, the date on which such Grantor becomes a party hereto, such Grantor’s jurisdiction of organization, legal name, organizational identification number, if any, and the location of such Grantor’s chief executive office and/or sole place of business, in each case as of such date, is specified on Schedule [_] to the Perfection Certificate and Schedule [_] to the Perfection Certificate lists all changes to jurisdictions of incorporation in the four months preceding such date and all legal names used in the five years preceding such date.
Section 3.4    Perfection Certificate
On the date hereof, or with respect to a Grantor who becomes a party hereto after the Closing Date, the date on which such Grantor becomes a party hereto, all information in the Perfection Certificate and the schedules thereto, is accurate and complete in all material respects.
Section 3.5    Pledged Collateral
(a)    The Pledged Stock pledged hereunder by such Grantor is listed on Schedule [_] to the Perfection Certificate and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 9 to the Perfection Certificate.
(b)    All of the Pledged Stock has been duly authorized, validly issued and is fully paid and nonassessable.
(c)    Each of the Intercompany Notes constituting a Pledged Debt Instrument constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
(d)    All Pledged Collateral, and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Administrative Agent in accordance with Section 4.4(a) (Pledged Collateral) hereof and Section 5.09 of the Credit Agreement.
Section 3.6    [Reserved]
Section 3.7    Intellectual Property
(a)    Schedule [_] to the Perfection Certificate lists all or substantially all Material Intellectual Property registrations and applications therefor owned by each Grantor in its own name on the date hereof. To the knowledge of such Grantor such Grantor owns or has the right to use all Material Intellectual Property necessary to conduct its business. The listing of Intellectual Property on Schedule [_] to the Perfection Certificate shall in no way limit the grant of security interest made in Section 2.1 of this Agreement.
(b)    All Material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and, to the knowledge of such Grantor, the use thereof in the business of such Grantor does not infringe, misappropriate, dilute or violate the intellectual property rights of any other Person, except in each case as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.
(c)    Except as set forth in Schedule [_] to the Perfection Certificate, none of the Material Intellectual Property owned by such Grantor is the subject of any exclusive licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor on the date hereof.
(d)    No action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein is pending or, to the knowledge of such Grantor, threatened that would reasonably be expected to result in a Material Adverse Effect.
Section 3.8    Commercial Tort Claims
The only Commercial Tort Claims of any Grantor with a maximum estimated value in excess of $1,000,000 existing on the date of this Agreement are those listed on Schedule [_] to the Perfection Certificate, which sets forth such information separately for each Grantor.
ARTICLE IV        COVENANTS

Until the Commitments have expired or been terminated or cash collateralized and the principal of and interest on each Loan, all fees payable hereunder and all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Grantor covenants and agrees with the Administrative Agent that:
Section 4.1    Generally
Such Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Liens permitted under Section 6.02 of the Credit Agreement, (b) not use or permit any Collateral to be used in violation of any provision of this Agreement or any other Loan Document and (c) except in connection with a transaction permitted by the Credit Agreement, not sell, transfer or assign (by operation of law or otherwise) any Collateral.
Section 4.2    Maintenance of Perfected Security Interest; Further Documentation
(a)    Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 (Perfection and Priority) and Section 2.2 (Grant of Security Interest in Collateral) and shall use commercially reasonable efforts to defend such security interest and such priority against the claims and demands of all Persons.
(b)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as is necessary to obtain or preserve the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, and filings with the United States Patent and Trademark Office and the United States Copyright Office.
Section 4.3    Changes in Locations, Name, Etc.
Each Grantor agrees to promptly (and, in any event, within 30 days of the relevant change, or a later date if the Administrative Agent so agrees) notify Administrative Agent and deliver to the Administrative Agent all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, if a Grantor should do any of the following:
(i)    change its jurisdiction of organization or location of its chief executive office, in each case from that referred to in Section 3.3 (Jurisdiction of Organization; Chief Executive Office); or
(ii)    change its legal name or organizational identification number, if any, or corporation, limited liability company or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

Section 4.4    Pledged Collateral
(a)    Such Grantor shall (i) deliver to the Administrative Agent, all certificates and Instruments representing or evidencing any Pledged Collateral (including Additional Pledged Collateral) constituting Equity Interests in Subsidiaries and Pledged Debt Instruments, whether now existing or here-after acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in agreed form and substance and (ii) with respect to uncertificated Pledged Collateral, not grant “control” over such Pledged Uncertificated Stock to any Person other than the Administrative Agent or permit such Collateral to become represented by Certificated Securities unless such Certificated Securities are promptly delivered to the Administrative Agent together with appropriate instruments of transfer or assignment in blank, all in agreed form and substance. With respect to the Pledged Collateral in existence on the date hereof such Pledged Collateral shall be delivered to the Administrative Agent in accordance with this Section 4.4 on the date hereof and with respect to any Pledged Collateral not in existence on the date hereof, the applicable Grantor shall take all actions necessary to comply with this Section 4.4(a) in accordance with Section 5.09 of the Credit Agreement. The Administrative Agent shall have the right, following an Event of Default that is continuing and upon notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral. The Administrative Agent shall have the right, at any time following an Event of Default that is continuing, to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.
(b)    Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to receive all dividends paid in respect of the Pledged Collateral with respect to the Pledged Collateral; provided that any non-cash dividends constituting Pledged Collateral shall be forthwith delivered to the Administrative Agent pursuant to Sections 4.4 and 4.6 of this Agreement or otherwise as required hereby. Upon the occurrence and during the continuation of an Event of Default, any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution or any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral pursuant to the reorganization thereof or otherwise shall be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. Upon the occurrence and during the continuation of an Event of Default, if any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of such Grantor, as additional security for the Secured Obligations.
(c)    Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(d)    [Reserved]
(e)    In the case of each Grantor that is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Grantor that is a holder of any Equity Interests in any Person that is an issuer of Pledged Collateral, such Grantor consents to (i) the exercise of the rights granted to the Administrative Agent hereunder (including those described in Section 5.3 (Pledged Collateral)), and (ii) the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Grantor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Such Grantor agrees to execute and deliver to the Administrative Agent such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this clause (e).
(f)    Except in connection with a transaction permitted by the Credit Agreement, such Grantor shall not, without the consent of the Administrative Agent, agree to any amendment of any organizational document that in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Collateral pledged by such Grantor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the Pledged Collateral as a “security” under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock, in each case except as permitted by clause (a) above.
Section 4.5    Accounts
(a)    Upon the occurrence and during the continuation of an Event of Default, on the written request of the Administrative Agent, no Grantor shall, other than in the ordinary course of business consistent with its past practice, (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.
(b)    Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. Upon the occurrence and during the continuation of an Event of Default, upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

Section 4.6    Delivery of Instruments and Chattel Paper
If any amount payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall promptly notify the Administrative Agent and at the Administrative Agent’s request, deliver such Instrument or Chattel Paper to the Administrative Agent, duly indorsed; provided, however, that Instruments in the individual amount of $1,000,000 and Chattel Paper in the individual amount of $1,000,000 shall not be required to be delivered under this Section 4.6 and provided, further, that this Section 4.6 shall not apply to Pledged Collateral (which Pledged Collateral shall be governed by Section 4.4).
Section 4.7    Intellectual Property
(a)    Except in each case where such Grantor reasonably determines that doing so or not doing so, as the case may be, could reasonably be expected to result in a Material Adverse Effect:
(i)    Such Grantor (either itself or through licensees) shall (1) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain as in the past the quality of products and services offered under such Trademark, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Law, (4) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (5) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way;
(ii)    Such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public;
(iii)    Such Grantor (either itself or through licensees) (i) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (either itself or through licensees) do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain; and
(iv)    Such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any trade secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.
(b)    Except in each case where such Grantor reasonably determines that doing so could not reasonably be expected to result in a Material Adverse Effect, such Grantor (either itself or through licensees) shall not knowingly do any act that uses any Material Intellectual Property to infringe, misappropriate, or violate the intellectual property rights of any other Person.
(c)    Annually, with each Compliance Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(c) of the Credit Agreement, the Grantors shall deliver to the Administrative Agent an update of Schedule [_] to the Perfection Certificate or confirm in writing that there have been no material changes to such schedules since the previously delivered annual report. Such Grantor shall, contemporaneously with such update, execute and deliver, and have recorded, all agreements, instruments, documents and papers necessary to evidence the Administrative Agent’s security interest in any registered and applied for Copyright, Patent and Trademarks of such Grantor relating thereto or represented thereby in accordance with Section 4.7(e); provided that the provisions hereof shall automatically apply thereto and any such item shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.
(d)    Promptly after the date hereof and thereafter, with respect to any subsequently acquired registered or applied for Material Intellectual Property (including any U.S. “intent to use” trademark applications for which a statement of use has been filed), each applicable Grantor shall annually with each Compliance Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(c) of the Credit Agreement execute and deliver to the Administrative Agent, and shall promptly file (i) in the United States Copyright Office a short-form copyright security agreement in the form attached hereto as Annex 6 (Form of Short Form Copyright Security Agreement), (ii) in the United States Patent and Trademark Office and with the Secretary of State of all appropriate States of the United States a short-form patent security agreement in the form attached hereto as Annex 7 (Form of Short Form Patent Security Agreement) and (iii) in the United States Patent and Trademark Office a short-form trademark security agreement in form attached hereto as Annex 8 (Form of Short Form Trademark Security Agreement), including all of the Intellectual Property consisting of registered and applied for Copyrights and the Intellectual Property consisting of registered and applied for Patents and Trademarks.
Section 4.8    Notice of Commercial Tort Claims
Such Grantor agrees that, if it shall acquire during any fiscal year any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence) with a good faith estimated value in excess of $5,000,000, at the time that the Borrower delivers a Compliance Certificate to the Administrative Agent pursuant to Section 5.01(c) of the Credit Agreement for such fiscal year, (i) such Grantor shall deliver to the Administrative Agent a sufficiently detailed notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule [_] to the Perfection Certificate containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 2.1 (Collateral) shall apply to such Commercial Tort Claim and (iii) such Grantor shall execute and deliver to the Administrative Agent any certificate, agreement and other document, and take all other action reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Lenders, a first-priority, perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule [_] to the Perfection Certificate delivered pursuant to this Section 4.8 (Notice of

Commercial Tort Claims) shall, after the receipt thereof by the Administrative Agent, become part of Schedule [_] to the Perfection Certificate for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.
Section 4.9    Insurance
To the extent not previously delivered, the Borrower agrees, to promptly (and, in any event, no later than 30 days after the occurrence of a Collateral/Covenant Event or such later date as the Administrative Agent may agree), cause to be delivered to the Administrative Agent certificates of insurance and endorsement with respect to the insurance policies required to be maintained by the Borrower and its Subsidiaries pursuant to Section 5.05 of the Credit Agreement naming the Administrative Agent as loss payee (in the case of property insurance) and additional insured (in the case of liability insurance), in each case, in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE V        REMEDIAL PROVISIONS

Section 5.1    Code and Other Remedies
During the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as the Administrative Agent may deem advisable and at such prices as the Administrative Agent may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or its agent shall have the right upon any such public sale or sales, and, to the extent permitted by the UCC and other applicable law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at such Grantor’ s premises or elsewhere.
The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.1 in the manner set forth in Article VII of the Credit Agreement.

Section 5.2    Accounts and Payments in Respect of General Intangibles
(a)    Upon the request of the Administrative Agent at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Administrative Agent and that payments in respect thereof shall be made directly to the Administrative Agent. In addition, the Administrative Agent may at any time during the continuance of an Event of Default enforce such Grantor’s rights against such Account Debtors and obligors of General Intangibles.
(b)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of a General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
Section 5.3    Pledged Collateral
(a)    During the continuance of an Event of Default, upon reasonable prior written notice by the Administrative Agent to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Obligations in the order set forth in the Credit Agreement and (ii) the Administrative Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange any of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(b)    In order to permit the Administrative Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the termination of this Agreement.
(c)    During the continuation of an Event of Default, each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Collateral directly to the Administrative Agent.
Section 5.4    Grant of Intellectual Property License.
For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, an irrevocable, non-exclusive, worldwide, royalty-free (and free of any other obligation of payment) license to use, assign, license or sublicense any of the Intellectual Property now owned, licensed or hereafter acquired by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
Section 5.5     Registration Rights
Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any

Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.
Section 5.6    Deficiency
Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Administrative Agent or any other Secured Party to collect such deficiency.
ARTICLE VI        THE ADMINISTRATIVE AGENT

Section 6.1    Administrative Agent’s Appointment as Attorney-in-Fact
(a)    Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following:
(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;
(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Administrative Agent may deem appropriate to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;
(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);
(iv)    execute, in connection with any sale provided for in Section 5.1 (Code and Other Remedies) or 5.5 (Registration Rights), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; and
(v)    (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Administrative

Agent or as the Administrative Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate, (G) assign, license or transfer any Intellectual Property (along with the goodwill of the business to which any Trademark included therein pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Administrative Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary or desirable to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this clause (a) to the contrary notwithstanding, the Administrative Agent agrees that it shall not exercise any right under the power of attorney provided for in this clause (a) unless an Event of Default shall be continuing.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
Section 6.2    Duty of Administrative Agent
The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interest in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.
Section 6.3    Authorization of Financing Statements
Each Grantor authorizes the Administrative Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices appropriate to perfect the security interests of the Administrative Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all personal property of the debtor” or words of similar effect. Each Grantor hereby also authorizes the Administrative Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor hereby further authorizes the Administrative Agent to make filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, agreements in the forms of Annex 2, 3 or 4 hereto or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder.
Section 6.4    Authority of Administrative Agent
Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Administrative Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Anything that, pursuant to this Agreement, must be delivered to or held by the Administrative Agent may be delivered to or held by its duly designated agent. The Administrative Agent’s rights and privileges granted hereunder are subject to any Intercreditor Agreement to which it is a party from time to time.

ARTICLE VII    MISCELLANEOUS

Section 7.1    Amendments in Writing
None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.02 (Waivers; Amendments) of the Credit Agreement; provided, however, that annexes to this Agreement and the Perfection Certificate may each be supplemented (but no existing provisions may be modified and no Collateral may be released) through Joinder Agreements, in substantially the form of Annex 1 (Form of Joinder Agreement), in each case duly executed by the Administrative Agent and each Grantor directly affected thereby.
Section 7.2    Notices
All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 (Notices) of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrower’s notice address set forth in such Section 9.01.
Section 7.3    No Waiver by Course of Conduct; Cumulative Remedies
Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1 (Amendments in Writing)), delay, indulge, omit or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
Section 7.4    Successors and Assigns
This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
Section 7.5    Counterparts
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic mail), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart.
Section 7.6    Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.7    Section Headings
The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.
Section 7.8    Entire Agreement
This Agreement together with the other Loan Documents represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.
Section 7.9    Governing Law; Waiver of Jury Trial
This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby). EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.10    Additional Grantors
If, pursuant to Section 5.09 of the Credit Agreement, the Borrower shall be required to cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of

Annex 1 (Form of Joinder Agreement) and a Perfection Certificate and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor.
Section 7.11    Release of Collateral
The Liens of the Administrative Agent shall be released in full or in part as provided in Article VIII(j) or Section 5.10 of the Credit Agreement. At the written request and sole expense of any Grantor following any such termination or release, the Administrative Agent shall deliver to such Grantor any Collateral of such Grantor so released and held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination or release, such documents to be in form and substance reasonably satisfactory to the Administrative Agent.
Notwithstanding anything herein or in any other Loan Document to the contrary, upon the occurrence of a Collateral/Covenant Suspension Period and delivery to the Administrative Agent of an Officer’s Certificate described in Section 5.10 of the Credit Agreement, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall automatically revert to the applicable Grantor in accordance with Section 5.10 of the Credit Agreement; provided that, to the extent requested by the Required Lenders, the Collateral shall be subsequently automatically reinstated upon the occurrence of a Collateral/Covenant Event in accordance with Section 5.10 of the Credit Agreement. During any Collateral/Covenant Suspension Period, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. Notwithstanding anything herein or in any other Loan Document to the contrary, during any Collateral/Covenant Suspension Period, the terms and conditions of this Agreement and each other Collateral Document, including all covenants and representations and warranties contained herein and therein, shall not apply to the Grantors.
Section 7.12    Reinstatement
Each Grantor further agrees that, if any payment made by any Loan Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

Section 7.13    Administrative Agent
Each Grantor hereby agrees that the Administrative Agent shall be afforded all of the rights, immunities, indemnities and privileges afforded to the Administrative Agent under the Credit Agreement, including, but not limited to, those set forth in Article VIII of the Credit Agreement, in connection with the execution of this Agreement by the Administrative Agent and the performance of its obligations hereunder, all of which are incorporated herein by reference thereto.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

CASEY’S GENERAL STORES, INC., a Grantor

By:	___________________________________ Name: Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:
ROYAL BANK OF CANADA,
as Administrative Agent

By:	________________________________ Name: Title:

ANNEX 1
TO
PLEDGE AND SECURITY AGREEMENT
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of ___________ ___, 20___, is delivered pursuant to Section 7.10 (Additional Grantors) of the Pledge and Security Agreement, dated as of [_], by CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), and the other Grantors party thereto in favor of Royal Bank of Canada, as administrative agent for the Secured Parties referred to therein (the “Pledge and Security Agreement”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Pledge and Security Agreement.
By executing and delivering this Joinder Agreement, [ ] (the “Additional Grantor”), as provided in Section 7.10 (Additional Grantors) of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, hereby grants to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder.
Attached hereto as Annex 1-A is a Perfection Certificate. The information set forth in Annex 1-A is hereby added to the information set forth in Schedules [•] through [•] to the Perfection Certificate. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Pledge and Security Agreement and that the Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Pledge and Security Agreement and shall secure all Secured Obligations of the undersigned.
The Additional Grantor and the undersigned Grantors hereby represent and warrant that each of the representations and warranties contained in Article III (Representations and Warranties) of the Pledge and Security Agreement applicable to it is true and correct in all material respects (except where such representation or warranty is stated to be qualified by materiality, in which case it shall be true and correct in all respects) on and as the date hereof as if made on and as of such date.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:	___________________________________ Name: Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:
ROYAL BANK OF CANADA,
as Administrative Agent

By:	________________________________ Name: Title:

ANNEX 2
TO
PLEDGE AND SECURITY AGREEMENT
FORM OF SHORT FORM COPYRIGHT SECURITY AGREEMENT
COPYRIGHT SECURITY AGREEMENT, dated as of ________ ___, 20__, by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) of the Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of Royal Bank of Canada, as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of January 11, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Grantors are party to the Guaranty pursuant to which they have guaranteed the Obligations (as defined in the Credit Agreement) (other than the Borrower with respect to its own obligations); and
WHEREAS, all the Grantors are party to a Pledge and Security Agreement dated as of [_] in favor of the Administrative Agent (the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:
Section 1.    Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.
Section 2.    Grant of Security Interest in Copyright Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative

Agent for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Copyright Collateral”), in each case other than Excluded Property:
(a)    all of its Copyrights and Copyright Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto; and
(b)    all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Copyright or Copyright licensed under any Copyright License.
Section 3.    Security Agreement

The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms hereof and the Security Agreement, the Security Agreement shall prevail.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
[GRANTOR],
as Grantor

By:	___________________________________ Name: Title:
ACKNOWLEDGED AND AGREED
as of the date first above written:
ROYAL BANK OF CANADA,
as Administrative Agent

By:	___________________________ Name: Title:

SCHEDULE I
TO
COPYRIGHT SECURITY AGREEMENT
Copyright Registrations
INCLUDE ONLY U.S. REGISTERED/PENDING COPYRIGHTS

A.	REGISTERED COPYRIGHTS [Include Copyright Registration Number and Date]

B.	COPYRIGHT APPLICATIONS

C.	COPYRIGHT LICENSES
[Include complete legal description of agreement (name of agreement, parties and date)]

ANNEX 3
TO
PLEDGE AND SECURITY AGREEMENT
FORM OF SHORT FORM PATENT SECURITY AGREEMENT
PATENT SECURITY AGREEMENT, dated as of __________ __, 20__, by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) of the Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of Royal Bank of Canada, as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of January 11, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Grantors are party to the Guaranty pursuant to which they have guaranteed the Obligations (as defined in the Credit Agreement) (other than the Borrower with respect to its own obligations); and
WHEREAS, all the Grantors are party to a Pledge and Security Agreement dated as of [_] in favor of the Administrative Agent (the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:
Section 1.    Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.
Section 2.    Grant of Security Interest in Patent Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative

Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Patent Collateral”), in each case other than Excluded Property:
(a)    all of its Patents and Patent Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto; and
(b)    all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any Patent License.
Section 3.    Security Agreement

The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms hereof and the Security Agreement, the Security Agreement shall prevail.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
[GRANTOR],
as Grantor

By:	___________________________________ Name: Title:
ACKNOWLEDGED AND AGREED
as of the date first above written:
ROYAL BANK OF CANADA,
as Administrative Agent

By:	___________________________ Name: Title:

SCHEDULE I
TO
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS
INCLUDE ONLY U.S. REGISTERED/PENDING PATENTS

A.	REGISTERED PATENTS

B.	PATENT APPLICATIONS

C.	PATENT LICENSES
[Include complete legal description of agreement (name of agreement, parties and date)]

ANNEX 4
TO
PLEDGE AND SECURITY AGREEMENT
FORM OF SHORT FORM TRADEMARK SECURITY AGREEMENT
TRADEMARK SECURITY AGREEMENT, dated as of ________ ___, 20__, by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) of the Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of Royal Bank of Canada, as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of January 11, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CASEY’S GENERAL STORES, INC., an Iowa corporation (the “Borrower”), the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Grantors are party to the Guaranty pursuant to which they have guaranteed the Obligations (as defined in the Credit Agreement) (other than the Borrower with respect to its own obligations); and
WHEREAS, all the Grantors are party to a Pledge and Security Agreement dated as of [_] in favor of the Administrative Agent (the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:
Section 1.    Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.
Section 2.    Grant of Security Interest in Trademark Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative

Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Trademark Collateral”), in each case other than Excluded Property:
(a)    all of its Trademarks and Trademark Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto;
(b)    all goodwill of the business connected with the use of, and symbolized by, each Trademark; and
(c)    all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.
Section 3.    Security Agreement

The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms hereof and the Security Agreement, the Security Agreement shall prevail.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
[GRANTOR],
as Grantor

By:	____________________________________ Name: Title:
ACKNOWLEDGED AND AGREED
as of the date first above written:
ROYAL BANK OF CANADA,
as Administrative Agent

By:	___________________________ Name: Title:

SCHEDULE I
TO
TRADEMARK SECURITY AGREEMENT
Trademark Registrations
INCLUDE ONLY U.S. REGISTERED/PENDING TRADEMARKS

A.	REGISTERED TRADEMARKS

B.	TRADEMARK APPLICATIONS

C.	TRADEMARK LICENSES
[Include complete legal description of agreement (name of agreement, parties and date)]